UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1501 First Avenue South

Seattle, Washington 98134

August 8, 2016

Dear Shareholder:

I cordially invite you to attend the RealNetworks, Inc. 2016 Annual Meeting of Shareholders. The Annual Meeting will be held at 1:30 p.m., Pacific Time, on Monday, September 19, 2016 on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On August 8, 2016, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and fiscal 2015 annual report to shareholders. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT GLASER

Founder, Chairman and

Chief Executive Officer

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

September 19, 2016

at 1:30 p.m. Pacific Time

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Monday, September 19, 2016 at 1:30 p.m., Pacific Time, on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134 for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect Christopher R. Jones, Dawn G. Lepore, and Dominique Trempont as Class 1 directors, each to serve for a three-year term, and Bruce A. Jaffe as a Class 3 director, to serve for a two-year term;

2.	To approve amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, the RealNetworks, Inc. 2000 Stock Option Plan, and the RealNetworks 1996 Stock Option Plan, each as amended and restated, including to permit a one-time stock option exchange program for eligible employees and other service providers excluding our chief executive officer and directors;

3.	To approve an advisory vote on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

5.	To transact any other business properly presented at the meeting.

You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on August 3, 2016. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at our principal executive offices located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

We encourage you to join us and participate in the meeting. If you are unable to do so, however, you have the option to vote in one of three ways:

A.	Online at www.envisionreports.com/rnwk, as described in the accompanying proxy statement;

B.	Call the toll-free telephone number shown on your proxy card; or

C.	Mail your signed proxy card (if you received a paper copy of the proxy materials by mail) as soon as possible in the envelope provided.

If your shares are held in the name of a broker, bank, or other holder of record, follow the instructions that you receive from that holder of record in order to properly vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

Seattle, Washington

August 8, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on September 19, 2016

Our proxy statement is attached. Financial and other information concerning RealNetworks is contained in our annual report to shareholders for the fiscal year ended December 31, 2015. The proxy statement and our fiscal 2015 annual report to shareholders are available at www.edocumentview.com/rnwk.

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

2016 PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held September 19, 2016

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the proxy card. We have designated the following persons to serve as proxies for the annual meeting:

— Robert Glaser, Chief Executive Officer and Chairman of the Board; and

— Michael Parham, Senior Vice President, General Counsel and Corporate Secretary.

Why am I receiving these materials?

The Board of Directors of RealNetworks, Inc. is soliciting proxies for use at the Annual Meeting of Shareholders to be held on Monday, September 19, 2016 at 1:30 p.m. Pacific Time, and for any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2015, including financial statements, were mailed on or about August 8, 2016, to all shareholders entitled to vote at the Annual Meeting.

What proposals will be voted at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•

The election of three Class 1 directors, Christopher R. Jones, Dawn G. Lepore, and Dominique Trempont, to serve for terms of three years, and one Class 3 director, Bruce A. Jaffe, to serve for a two-year term, each until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•

The approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, the RealNetworks, Inc. 2000 Stock Option Plan, and the RealNetworks 1996 Stock Option Plan, each as amended and restated (collectively referred to herein as the Stock Plans), including to permit a one-time stock option exchange program for eligible employees and other service providers excluding our chief executive officer and directors;

•	A non-binding, advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2015; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class 1 and Class 3 directors (Proposal 1);

•	“FOR” the proposal regarding amendments to the RealNetworks, Inc. Stock Plans (Proposal 2);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 3); and

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for our current fiscal year (Proposal 4).

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on August 3, 2016, the record date, there were 36,799,536 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

Who is entitled to vote?

Shareholders holding shares of our common stock at the close of business on the record date may vote at the Annual Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” A shareholder of record is also referred to as a registered shareholder.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. On anything other than routine matters (such as a proposal to ratify an independent registered public accounting firm), your broker will not be able to vote your shares unless you give your broker specific voting instructions. As such, you must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1), the proposal to amend the Stock Plans (Proposal 2), and the proposal regarding an advisory vote on executive compensation (Proposal 3). We strongly encourage you to vote.

How do I vote?

Shareholders of record can vote by telephone, by the internet or by mail, as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote using any of the following methods:

(1)	Voting online by following the internet voting instructions at www.envisionreports.com/rnwk;

(2)	Calling 1-800-652-VOTE (8683) and voting by following the instructions provided on the phone line; or

(3)	Signing, dating and promptly mailing your proxy card in the enclosed postage-paid envelope, if you received proxy materials by mail;

(4)	In person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone, internet, or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the approval of amendments to the RealNetworks Stock Plans, the advisory vote on executive compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the nominees to the board of directors, “FOR” the amendments to the RealNetworks Stock Plans, “FOR” the advisory vote on executive compensation, and “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

What vote is required to approve each item?

In the election of directors (Proposal 1), the four candidates for director who receive the highest number of affirmative votes will be elected if a quorum is present at the Annual Meeting. In the approval of amendments to the RealNetworks Stock Plans (Proposal 2), the advisory vote on executive compensation (Proposal 3) and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4), such proposals will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against such proposal and a quorum is present at the Annual Meeting.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1), the amendment to the RealNetworks Stock Plans (Proposal 2), and the advisory vote on executive compensation (Proposal 3). Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Can I change or revoke my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at our principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting the proxies accompanying this proxy statement from shareholders will be borne by RealNetworks. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock. Your cooperation in promptly voting your shares and submitting your proxy by telephone, internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare.

When is our fiscal year end?

Our fiscal year ends on December 31. This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our most recently completed fiscal year and some information is provided as of a more current date.

How can shareholders make a proposal for the 2017 annual meeting?

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with our 2017 annual meeting of shareholders must deliver a copy of the proposal to our Corporate Secretary, at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2017 annual meeting has been changed by more than 30 days from the date of our 2016 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2017 annual meeting of shareholders that is not eligible or not intended for inclusion in our proxy statement must provide us with written notice, addressed to the Corporate Secretary at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2017 annual meeting has been changed by more than 30 days from the date of our 2016 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. The notice must also satisfy certain additional requirements specified in our bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary.

How can shareholders communicate with the Board of Directors?

Shareholders who wish to communicate with our Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of our Corporate Secretary at the address of our principal executive offices with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is our shareholder. All such communications will be reviewed by our Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to our business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon our Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the “Financial Information” section of our website at http://investor.realnetworks.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than nine members. Our Amended and Restated Articles of Incorporation provide that when the Board of Directors consists of four or more members, the directors will be divided into three classes (each class being as nearly equal in number as possible), with directors serving for staggered, three-year terms. The authorized number of directors is currently set at eight, with no current vacancies.

Our Class 1 directors, whose terms will expire at the Annual Meeting, are Michael T. Galgon, Christopher R. Jones, Dawn G. Lepore, and Dominique Trempont. Mr. Galgon has determined not to stand for re-election at the Annual Meeting. As a result, the board of directors’ nominees for election by the shareholders are the remaining Class 1 members of the board of directors: Christopher R. Jones, Dawn G. Lepore, and Dominique Trempont. The board of directors has also nominated for election by shareholders Bruce A. Jaffe as a Class 3 director. If elected, the individuals nominated as Class 1 directors will serve as directors until our annual meeting of shareholders in 2019 and Mr. Jaffe will serve as a director until our annual meeting of shareholders in 2018, each until their respective successors are elected and qualified, subject to earlier resignation or removal. If these four individuals are elected, the board of directors will have seven members immediately following the Annual Meeting, and, accordingly, the board of directors will reduce the size of the board to seven directors, effective immediately following the Annual Meeting.

Janice Roberts and Michael B. Slade are Class 2 directors whose terms expire at the 2017 annual meeting of shareholders. Robert Glaser, along with director-nominee Bruce A. Jaffe, is a Class 3 director whose term expires at the 2018 annual meeting of shareholders.

Ms. Lepore and Messrs. Jaffe, Jones, and Trempont have been nominated by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, comprised of non-management directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Ms. Lepore and Messrs. Jaffe, Jones, and Trempont to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as members of our board if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable, or will decline, to serve as a director.

Nominees for Director

Class 1 Director Nominees

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Christopher R. Jones Age 47 Director since 2016	Mr. Jones serves as Engineering Director for Microsoft Corporation, leading the engineering team for Microsoft Health spanning mobile, web, and cloud services, a position he has held since October 2015. Previously, from February 2000 to October 2015, Mr. Jones served as a Corporate Vice President in various business divisions at Microsoft, including OneDrive & SharePoint, Windows Services, and Windows, where he led the engineering teams for several Microsoft products, such as OneDrive and OneDrive for Business, SharePoint Online and SharePoint Server, Outlook.com and other consumer services, and Windows XP. Mr. Jones joined Microsoft in August 1991, and held several program management and engineering roles prior to being named a Corporate Vice President. Mr. Jones currently serves on the Board of	Senior leadership experience Extensive experience in software engineering and development

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Trustees of The Bush School. Mr. Jones holds a B.S. degree in mathematical and computational sciences from Stanford University.

Dawn G. Lepore Age 62 Director since 2013	Ms. Lepore served as interim Chief Executive Officer of Prosper Marketplace, Inc., a privately held peer-to-peer lending marketplace, from March 2012 to January 2013. She served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore spent 21 years at the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, holding several leadership positions, most notably Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration, and Chief Information Officer. She also served as a member of Schwab’s executive committee and as a trustee of SchwabFunds. Ms. Lepore has served on the board of directors of Quotient Technology Inc. since February 2012. She previously served on the board of directors of AOL Inc. from October 2012 to its sale to Verizon Communications Inc. in July 2015, The TJX Companies, Inc. from June 2013 to June 2014, eBay Inc. from December 1999 to January 2013, and The New York Times Company from April 2008 to June 2011. Ms. Lepore holds a B.A. degree from Smith College.

Senior executive leadership and business strategy experience

Executive-level experience with technology companies

Significant experience, expertise and background with regard to business, accounting and financial matters

Experience through service as a director of public and private companies

Dominique Trempont Age 61 Director since 2010	Mr. Trempont has served as a director of Daily Mail and General Trust plc, a producer of media content, information analytics and events for businesses and consumers, since February 2011. Mr. Trempont has also served as a director of Energy Recovery, Inc., a manufacturer of energy efficient recovery devices that enable the economic transformation of sea water into drinkable water and recover the energy contained in industrial flows in oil, gas and fracking applications, since July 2008, where he serves as Chair of the Audit Committee. From 2005 to November 2011,
Mr. Trempont served as a director of Finisar Corporation, a company that develops and markets high speed data communication systems and software for networking and storage. From 2006 to April 2010, Mr. Trempont served as a director of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010; he served as Chair of the Audit Committee of 3Com. From 2003 to 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a cloud service company focused on enterprise technical support self-service applications, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and head of Operations at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a materials science and engineering company focused on telecommunications, electronics, automotive and other industries. Mr. Trempont currently serves as a director of privately held on24, Inc. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Software (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore).

Senior leadership experience

Management advisory experience

Financial expertise

Executive-level experience with technology companies

Experience through service as a director of public and private companies

Class 3 Director Nominee

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Bruce A. Jaffe Age 51 Director since 2015	Mr. Jaffe is a consultant and investor with Three Point Group, LLC, which he founded in 2008 and which focuses on early stage and growth technology companies. Mr. Jaffe served as Chief Financial Officer and EVP Corporate Development of Glam Media, a privately held media company, from May 2010 to December 2011. From June 1995 through February 2008, Mr. Jaffe held various positions at Microsoft Corporation, most recently serving as its Corporate Vice President, Corporate Development. Mr. Jaffe serves as a director of several privately held companies. Mr. Jaffe holds a B.S. degree from UC Berkeley and an M.B.A. from the Stanford University Graduate School of Business.

Senior leadership experience

Management advisory experience

Executive-level experience with global technology companies, including companies focused on networking, mobile and wireless communications technologies

Experience investing in and advising early- and later-stage companies

Experience through service as a director of public and private companies

Director Independence

The Board has determined that (i) Ms. Lepore and Messrs. Jaffe, Jones and Trempont is each independent under the Nasdaq listing standards and (ii) all directors who are not standing for election at the Annual Meeting, except for Mr. Glaser and Mr. Slade, are independent under the Nasdaq listing standards and the applicable rules promulgated by the Securities and Exchange Commission, or the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

Our business is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Identification, Evaluation and Qualification of Director Nominees

In general, the Nominating and Corporate Governance Committee reviews director candidates identified by Board members and any third-party search firms engaged by the Committee as part of the director nomination process. The Committee will consider candidates presented, and those candidates that the Committee determines meet the criteria for serving will be interviewed and evaluated by members of the Committee, who will review each nominee’s qualifications and references and such other information as the Committee may deem relevant. The other directors and the third party search firm, if one is engaged, are also given the opportunity to meet with and interview the candidates. The Committee will then recommend to the full Board the nominees that it has determined best suit the Board’s needs. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings of shareholders.

Since our last annual meeting of shareholders, Mr. Jaffe was appointed to our board in October 2015 and Mr. Jones was appointed to our board in July 2016. Each of these individuals was initially identified as a potential nominee by one of our directors. The Nominating and Corporate Governance Committee evaluated both Mr. Jaffe and Mr. Jones as director nominees as part of a broader search process for potential candidates led by the Committee. As part of this search process, the Nominating and Corporate Governance Committee met with, interviewed and evaluated the candidates, facilitated scheduling meetings between the candidates and other directors and select senior officers and oversaw the completion of other customary search-related activities such as background checks. Following this process, Mr. Jaffe and Mr. Jones were each recommended for appointment to the Board of Directors by the Nominating and Corporate Governance Committee.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for our directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to our current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long-term value to our shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, the Board recognizes the value of having a broad range of skills, expertise, contacts, industry knowledge, and diversity of opinion on our board. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve as one of our directors.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to our Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to our Corporate Secretary not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before we begin to print and mail our proxy materials. The notice must satisfy certain requirements specified in our Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Ms. Lepore and Messrs. Jaffe, Jones, and Trempont. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Committee. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of our outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. If we change the date of our annual meeting by more than 30 days from the date on which the previous year’s annual meeting was held, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in our policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Board Leadership Structure

Effective July 28, 2014, Mr. Glaser, the Chairman of our Board, was appointed as our Chief Executive Officer. He had previously served as interim CEO from July 2012 to July 2014 and as CEO from the founding of RealNetworks in February 1994 until January 2010. In maintaining Mr. Glaser’s position as Chairman, the Board has recognized the value of leveraging Mr. Glaser’s longtime leadership and knowledge of RealNetworks. In appointing Mr. Glaser as Chief Executive Officer, among other things, the Board determined that Mr. Glaser is best positioned to effectively identify and execute on our strategic priorities.

Since October 18, 2012, the date of our 2012 annual meeting, Dominique Trempont has served as our lead independent director. As lead independent director, Mr. Trempont is responsible for presiding over executive sessions of the independent directors, advising as to the quality, quantity and timeliness of the flow of information from management necessary for independent directors to effectively and responsibly perform their duties, coordinating the activities of the other independent directors, and acting as principal liaison between independent directors and management.

Our Board believes that its current leadership structure consisting of a joint chairman and chief executive officer and a lead independent director gives the Board flexibility to meet varying business, personnel and organizational needs at this time, and demonstrates its commitment to good corporate governance.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class 2 directors whose terms continue until 2017:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Janice Roberts Age 60 Director since 2010	Ms. Roberts serves as a Partner on the investment team of Benhamou Global Ventures, an early-stage venture capital firm based in Silicon Valley. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund where she continued as a venture advisor until 2014. Ms. Roberts’ current areas of investment interest include enterprise information technology, mobile infrastructure and applications and the Internet of Things. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation, a networking equipment company that was acquired by	Senior leadership experience Management advisory experience Executive-level experience with global technology companies,

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Hewlett Packard in April 2010, where she held various executive positions, most recently serving as President of 3Com Ventures, the investment division of 3Com Corporation, and Senior Vice President, Business Development and Global Marketing. Ms. Roberts managed a number of the new business initiatives at 3Com, including its Palm Computing subsidiary. Previously, Ms. Roberts was Managing Director and President of BICC Data Networks Ltd., a networking equipment company that was acquired by 3Com in 1992. Ms. Roberts’ early career was based in Europe and included various technology-related marketing and general management positions. Ms. Roberts serves on the boards of publicly traded ARM Holdings, plc, a leading semiconductor IP company for mobile and consumer devices, since June 2011 and Zebra Technologies, an industry leader in enterprise asset tracking solutions, barcode and printing technologies, since October 2013. She also serves on the boards of directors of several private companies and the advisory boards of Illuminate Ventures and SALT Branding. Ms. Roberts serves as the President of the board of directors of the Ronald McDonald House at Stanford. She holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the United Kingdom.

including companies focused on networking, mobile and wireless communications technologies

Experience investing in and advising early- and later-stage companies

Experience through service as a director of public and private companies

Michael B. Slade Age 58 Director since 2011	Mr. Slade is a co-founder of Second Avenue Partners, a provider of management, strategy and capital for early stage companies, where he has served as a partner since 2000. From 2005 to 2006, Mr. Slade served as a strategic advisor for RealNetworks. From 2002 to May 2007, Mr. Slade served as a director of aQuantive, Inc., a publicly traded digital marketing service and technology company that was acquired by Microsoft Corporation in May 2007. From 1998 to 2004, Mr. Slade served as a consultant and member of the executive team at Apple Inc. From 1993 to 1998, Mr. Slade was chairman of the board of directors and chief executive officer of Starwave Corp., a Paul Allen-funded startup that was sold to The Walt Disney Corp. From 1983 to 1992, Mr. Slade held various executive and leadership positions with technology companies including Microsoft Corporation, Central Point Software, NeXT Computer, Inc. and Asymetrix Corp. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from the Stanford University Graduate School of Business.

Senior executive leadership and business strategy experience

Management advisory experience

Executive-level experience with technology companies

Experience through service as a director of public and private companies

The following individual is a Class 3 director whose term continues until 2018:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Robert Glaser Age 54 Director since 1994	Mr. Glaser, founder of RealNetworks, currently serves as our Chief Executive Officer. He has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and served as Chief Executive Officer of RealNetworks from 1994 through January 2010, returning as interim CEO in July of 2012 and becoming permanent CEO in July 2014. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Experience with technology companies through service as a founder, investor, executive and director

Extensive historical knowledge of RealNetworks and the industries in which it operates

Management advisory experience

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met eight times during our fiscal year ended December 31, 2015 and took action by unanimous written consent on three occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director. No incumbent member attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In addition, the Board has in the past and may in the future create special committees from time to time. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent.” Committee membership of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee as of July 15, 2016 was as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dominique Trempont (chair)	Janice Roberts (chair)	Dawn G. Lepore (chair)
Michael T. Galgon*	Michael T. Galgon*	Janice Roberts
Bruce A. Jaffe	Dawn G. Lepore
Christopher R. Jones	Dominique Trempont

*	Mr. Galgon’s service on our board committees will terminate when his term expires at the Annual Meeting.

Audit Committee.    The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Trempont as an Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. For 2015, Messrs. Trempont and Galgon served on the Audit Committee for the entire year, Mr. Jaffe served on the Audit Committee from October 21 through the end of the year, and John E. Cunningham served on the Audit Committee from January 1 through the date of his resignation from the Board on September 2. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Audit Committee met eight times and acted by written consent zero times during the fiscal year ended December 31, 2015.

Compensation Committee.    The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to RealNetworks’ executive officers and reviews general policy matters relating to employee compensation and benefits. For 2015, Ms. Roberts, Ms. Lepore and Messrs. Galgon and Trempont served on the Compensation Committee for the entire year. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Compensation Committee met seven times and acted by written consent one time during the fiscal year ended December 31, 2015.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the authority to approve the consultant’s fees and retention terms. In 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide analyses and make recommendations concerning non-management director compensation.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. For 2015, Mr. Cunningham served on the Nominating and Corporate Governance Committee, including as chair, from January 1 until September 2, the date of his resignation from the Board; Ms. Lepore joined the committee and took over as chair of the committee on October 23. Ms. Roberts served on the Nominating and Corporate Governance Committee for the entire year. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met three times and acted by written consent zero times during the fiscal year ended December 31, 2015.

Board Oversight of Risk

Our management team is responsible for the day-to-day management of risks faced by RealNetworks, while the Board of Directors oversees our risk management, both as a full Board of Directors and through its committees. The Board obtains information and insight on risk management from our senior executives who attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board also gains information from presentations prepared by senior management on strategic and significant operational matters involving our business. The Board of Directors also periodically reviews and approves our strategic plans and initiatives, including the related expected opportunities and challenges facing the business and the execution of those plans.

The Board of Directors has delegated the oversight of certain risk areas to Board committees that assist the Board in fulfilling its risk oversight responsibility. For example, the Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these risks. The Audit Committee also monitors compliance with legal and regulatory requirements, reviews legal matters that could have a significant financial impact on RealNetworks and oversees the performance of our internal audit function. In addition, the Audit Committee monitors our code of ethics and oversees our procedures for handling employee complaints regarding accounting, accounting controls and auditing matters.

The Audit Committee also reviews the annual comprehensive enterprise risk assessment performed by our internal audit department that encompasses a number of significant areas of risk, including strategic, operational, compliance, investment and financial risks. This assessment process is designed to gather data regarding the most important risks that could impact our ability to achieve objectives and execute strategies and entails reviewing critical policies and strategies as well as monitoring emerging industry trends and issues. The assessment is reviewed by our Chief Executive Officer and Chief Financial Officer and presented to the Audit Committee to facilitate discussion of any high risk areas.

The Board of Directors has also delegated to other committees the oversight of risk within their areas of responsibilities and expertise. The Compensation Committee has primary responsibility for the compensation of our chief executive officer and reviews and approves the compensation of our executive officers. The Compensation Committee also reviews the relationship of executive compensation to our corporate strategies and business plans and, in connection with these responsibilities, conducts an annual review of our risk assessment of compensation policies and practices for our employees. The Nominating and Corporate Governance Committee oversees the risk associated with our corporate governance policies and practices. Each committee of the Board is responsible for reporting its findings and recommendations, as appropriate, to the full Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended our annual meeting of shareholders held on September 15, 2015.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is publicly available on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance,” or can be obtained without charge by written request to our Corporate Secretary at the address of RealNetworks’ principal executive office. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on our website at http://investor.realnetworks.com under the caption “Corporate Governance.”

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 15, 2016 (the “table date”), information regarding beneficial ownership of our common stock by (a) each person known to us to be the beneficial owner of more than five percent of our outstanding common stock, (b) each director, (c) our named executive officers for the 2015 fiscal year, and (d) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 36,798,846 shares outstanding as of the table date. The mailing address for each executive officer and director in the table below is c/o RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding
Robert Glaser(2)	13,929,099	37.2%
Ariel Investments, LLC(3)	5,366,745	14.6%
Lloyd I. Miller, III(4)	2,904,816	7.9%
Dimensional Fund Advisors LP(5)	2,706,730	7.4%
Michael T. Galgon(6)	78,524	*
Bruce A. Jaffe(7)	24,750	*
Christopher R. Jones	—	*
Dawn G. Lepore(8)	68,080	*
Janice Roberts(9)	104,334	*
Michael B. Slade(10)	91,247	*
Dominique Trempont(11)	88,163	*
Michael Parham(12)	231,483	*
Max Pellegrini(13)	445,742	1.2%
Marjorie O. Thomas(14)	116,433	*
Atul Bali**	—	*
Michael Mulica**	—	*
Tim Wan**	—	*
All directors and executive officers as a group (11 persons)(15)	15,177,855	39.5%

*	Less than 1%.

**	Messrs. Bali, Mulica and Wan have departed from RealNetworks as of the table date.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the table date, and restricted stock units, or RSUs, that will have vested within 60 days of the table date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 459,101 shares of common stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 604,886 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(3)	Information is based on a Schedule 13G filed with the SEC on February 12, 2016 by Ariel Investments, LLC. Ariel reported that as of December 31, 2015, it beneficially owned an aggregate of 5,366,745 shares of common stock and that its address is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(4)	Information is based on a Schedule 13G filed with the SEC on February 3, 2016 by Lloyd I. Miller, III. Mr. Miller reported that as of December 31, 2015, he beneficially owned an aggregate of 2,904,816 shares of common stock and that his address is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.

(5)	Information is based on a Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP. Dimensional reported that as of December 31, 2015, it beneficially owned an aggregate of 2,706,730 shares of common stock and that its address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(6)	Includes 49,479 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 11,000 RSUs that are scheduled to vest within 60 days of the table date.

(7)	Includes 13,750 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 11,000 RSUs that are scheduled to vest within 60 days of the table date.

(8)	Includes 44,270 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 11,000 RSUs that are scheduled to vest within 60 days of the table date.

(9)	Includes 63,020 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 11,000 RSUs that are scheduled to vest within 60 days of the table date.

(10)	Includes 72,644 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(11)	Includes 63,541 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 11,000 RSUs that are scheduled to vest within 60 days of the table date.

(12)	Includes 198,598 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(13)	Includes 400,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(14)	Includes 175,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(15)	Includes an aggregate of 1,585,188 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 55,000 RSUs that are scheduled to vest within 60 days of the table date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all such reports they file. Specific due dates have been established by the SEC, and we are required to disclose any failure to file by those dates.

Based solely on our review of the copies of such reports received by us, and on written representations by our executive officers and directors, we believe that during fiscal 2015 all of our executive officers and directors and all of the persons known to us to own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them, except that the sale of 17,000 shares by Dominique Trempont on November 17, 2015, which should have been reported within two business days, was reported late on a Form 4 filed December 7, 2015.

Compensation Committee Interlocks and Insider Participation

For all of 2015, the Compensation Committee was composed of Ms. Roberts, Ms. Lepore and Messrs. Galgon and Trempont. In 2015, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

PROPOSAL 2 — AMENDMENTS TO THE REALNETWORKS, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED, THE REALNETWORKS 2000 STOCK OPTION PLAN, AS AMENDED AND RESTATED, AND THE REALNETWORKS, INC. 1996 STOCK OPTION PLAN, AS AMENDED AND RESTATED, INCLUDING TO PERMIT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES AND OTHER SERVICE PROVIDERS EXCLUDING OUR CHIEF EXECUTIVE OFFICER AND DIRECTORS

The Board of Directors of RealNetworks is seeking shareholder approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), the RealNetworks 2000 Stock Option Plan, as amended and restated (the “2000 Plan”), and the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated (the “1996 Plan” and together with the 2005 Plan and the 2000 Plan, the “Stock Plans”) to permit a one-time stock option exchange program for eligible employees and other service providers, excluding our CEO and members of our Board of Directors, and in connection with the exchange program, to allow shares subject to options cancelled in the exchange program to return to the share reserve under the 2005 Plan.

Our Board of Directors believes that the exchange program is essential in continuing to motivate our employees and other service providers to achieve our business goals and long-term success, and will enhance long-term shareholder value by improving our ability to motivate and retain our employees and other service providers, as discussed further below.

We are seeking shareholder approval of the amendments permitting the one-time exchange in order to satisfy the terms of our stock plans and compliance with NASDAQ listing requirements, as applicable. Summaries of the Stock Plans (as amended pursuant to the amendments described in this proposal) are set forth below and the full text of the 2005 Plan as amended and restated is attached to this Proxy Statement as Appendix A. Our Board of Directors approved the amendments to the Stock Plans, subject to shareholder approval. If our shareholders do not approve this proposal, the Stock Plans will continue to be administered in their current form without giving effect to any such amendments and the proposed exchange will not take place.

Overview of Amendments

Exchange Program.    If the one-time stock option exchange program is approved and implemented, our eligible employees and other service providers will be offered the opportunity to exchange “underwater” stock options (that is, generally options with per share exercise prices that are in excess of the current trading price of our common stock) for new options with a per share exercise price equal to the closing price of a share of our common stock as quoted by the NASDAQ Global Select Market on the day this exchange program expires. Stock options will be eligible for exchange if they have a per share exercise price above the closing price of a share of our common stock shortly before the commencement of the exchange program as determined by our Board of Directors. Shares subject to stock options that are cancelled in the exchange program will return to the 2005 Plan and all replacement options granted in the exchange program will be granted under the 2005 Plan. As a result, the exchange program will have a net neutral effect on the number of shares available for issuance under the 2005 Plan.

Our Board of Directors believes that the exchange program is in the best interests of RealNetworks and our shareholders as new stock options granted under the exchange program will provide added incentive to motivate and retain talented employees and other service providers, allow us to make better use of the compensation costs that we are already incurring from our outstanding stock option awards, and conserve our equity pool by avoiding the need to issue additional options or other equity awards. If our shareholders approve this proposal, the exchange program will begin within 12 months following the date shareholders approve the exchange program. Within this timeframe, the actual start date will be determined at the discretion of our Board of Directors. It is our current intent that the exchange program would commence as soon as practicable following the date of our 2016 annual meeting of shareholders; however, we may delay launch for up to 12 months from the date of shareholder approval or elect not to implement the exchange program at all. If the exchange program is implemented, eligible employees and other service providers will be offered the opportunity to participate in the exchange program under an offer statement to be filed with the SEC and distributed to all such eligible individuals. Eligible employees and other service providers would be given at least 20 U.S. business days to decide whether to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered eligible options would be cancelled on the day that the exchange program closes. The new options would be granted on the date of cancellation of the old eligible options and such new options would have a per share exercise price equal to the closing price of a share of our common stock as quoted by the NASDAQ Global Select Market on the date of the new grant.

Except for these amendments, the 2005 Plan has not been amended in any material way since shareholders last approved the 2005 Plan at our 2014 Annual Meeting of Shareholders, and the 1999 Plan and 2000 Plan have not been amended in any material way since shareholders last approved these plans at our 2009 Annual Meeting of Shareholders.

Reasons for Amendments to Permit Exchange Program

As a result of the decline in our stock price, a significant number of stock options held by our employees and other service providers have per share exercise prices that exceed the current trading price of our common stock. As a technology company facing intense competitive pressure in a market that requires constant innovation, our future prospects depend heavily on the energy, creativity, and motivation of our employees and other service providers. Our Compensation Committee and Board of Directors believe that equity compensation, principally in the form of stock options, is an effective means to motivate our employees and other service providers and directly align the interests of our employees and other service providers with those of our shareholders. Accordingly, our Board of Directors and Compensation Committee have determined that the company’s underwater options no longer provide the long-term incentive and retention objectives that were intended at grant.

In considering how best to continue to motivate, retain and reward our employees and other service providers, we evaluated several alternatives, including the replacement of the intended benefits of stock options with increased cash compensation and the grant of additional equity awards at current market prices. Our Board of Directors and Compensation Committee have determined that a program under which employees and other service providers could exchange eligible options for new options with a per share exercise price equal to the fair market value of a share of our common stock on the date of exchange would be most attractive for a number of reasons, including the following:

•

Provide renewed incentives for our employees and other service providers who participate in the exchange program.    Providing renewed incentives to our employees and other service providers is the primary purpose of the exchange program and we believe the exchange program will enable us to enhance long-term shareholder value by aligning the interests of our employees and other service providers more closely with the interests of our shareholders by issuing our employees and other service providers new stock options that will vest over a period of time following the exchange date if they remain in continued employment or other service with us.

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The exchange program creates meaningful employee and service provider incentive and retention value by lowering stock option exercise prices and imposing new vesting schedules.    We believe that the exchange program will provide meaningful incentive value to our employees and other service providers by lowering the applicable per share exercise prices of their options. Additionally, because the replacement options granted in the exchange program will be subject to new restrictions (including modification of option vesting periods, as described below under “Summary of the Material Terms of Exchange Program — Vesting of Replacement Options”), we believe the exchange program will provide additional retention value as well. As a result of the increased incentive and retention value of the new grants, we believe the exchange program could help enhance long-term shareholder value by aligning the interests of our employees and other service providers more closely with the interests of our shareholders.

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The exchange program helps us avoid potential increases in our cash based compensation.    In order to replace the intended benefits of stock options, we may otherwise need to substantially increase cash compensation to retain our employees and service providers. Any such increases would increase our compensation expense and reduce our cash position and cash flow from operations. We continue to believe that equity awards are an important component of our employees’ and other service providers’ total compensation, and replacing this component with additional cash compensation to remain competitive could have a material adverse effect on our financial position.

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The exchange program conserves the equity pool.    If we are unable to conduct an option exchange program, we may need to issue options or other equity awards to our employees and other service providers at current market prices in order to provide our employees and other service providers with renewed incentive value. The additional options or other equity awards would be in addition to the already-outstanding underwater options. Any such additional grants would increase the number of shares issuable upon the exercise of stock options as well as our compensation expense and also would significantly reduce our current pool of shares available for future grant.

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The exchange program recaptures value from compensation costs that we otherwise would incur from outstanding options.    The underwater stock options were granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant. Under applicable accounting requirements, we will have to recognize approximately $6.5 million in compensation expense related to these options, approximately $5.7 million of which has already been expensed as of June 30, 2016 and approximately $0.8 million of which will continue to be expensed, even if these options are never exercised. We believe it is not an efficient use of the company’s resources to recognize compensation expense on awards that are not providing value to our employees and other service providers. By replacing options that have little or no retention or incentive value with equity awards that we believe will provide both retention and incentive value, the company would be making more efficient use of its resources.

The exchange program will take place if and only if the amendments to the Stock Plans to permit the exchange program are approved by our shareholders. If our shareholders do not approve the amendments to the Stock Plans, options that would have been eligible for the exchange program instead will remain outstanding and in effect in accordance with their existing terms and the Stock Plans will revert back to the terms in effect immediately prior to the amendments. In that event, we will continue to recognize compensation expense for these eligible options even though the options may have little or no retention or incentive value.

Summary of the Material Terms of Exchange Program

Mechanics of the Exchange Program.    We will not implement the exchange program unless our shareholders approve this proposal. If we receive shareholder approval of the proposal, it is our current intent that the exchange program would commence as soon as practicable following the date of our 2016 annual meeting of shareholders, which meeting currently is scheduled to occur on September 19, 2016. However, we may delay the launch of the exchange program for up to 12 months from the date of shareholder approval or elect not to implement the exchange program at all.

Upon the start of the exchange program, eligible employees and other service providers holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program and each eligible participant (as defined below) will need to voluntarily elect to participate. Eligible participants will be given at least 20 U.S. business days to elect to surrender their eligible options, on a grant-by-grant basis, in exchange for replacement option awards. Promptly following the completion of the exchange offer, surrendered eligible options will be cancelled and the Compensation Committee will approve grants of replacement options to participating employees at a one-to-one exchange ratio. All replacement options will be granted under the 2005 Plan and the 2005 Plan also will govern any terms or conditions of replacement options not specifically addressed within the exchange program proposal.

At the start of the exchange program, we also will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees and other services providers, as well as shareholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov and from us upon written request to Investor Relations, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Eligible Participants.    The exchange program will be open to all active employees and other service providers located in the United States and to our employees and other service providers who are located outside of the United States, where permitted by local law and where we determine it would be practical to do so. As indicated above, our CEO and members of our Board of Directors will not be eligible to participate. An employee or other service provider will be eligible to participate only if he or she is providing services as of the start date of the exchange program and continues providing services to us through the date replacement options are granted under the exchange program. We refer to such eligible individuals as “eligible participants.” We will not accept tendered options from any employee or other service provider holding eligible options who elects to participate in the exchange program but whose status as an employee or other service provider terminates for any reason prior to the grant of the replacement options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability. Instead, any such employee or other service providers will retain his or her original options subject to their original terms. Assuming options with a per share exercise price above $4.50 are eligible for the exchange program, as of the date of this Proxy Statement, approximately 350 employees, excluding the CEO, hold options to purchase approximately 2.4 million shares of our common stock that would qualify for exchange and approximately five consultants (which excludes members of our Board of Directors) hold options to purchase approximately 0.6 million shares of our common stock that would qualify for exchange.

It is possible that we would need to make modifications to the proposed terms of the exchange program either to comply with local requirements or for other reasons, including, for example, tax or accounting considerations. Although we intend to offer the exchange program to all or substantially all of our employees and other service providers other than our CEO and members of our Board of Directors, we may exclude employees and other service providers outside the United States from the exchange program based on our compensation philosophy and policies. In making such determination, we will consider whether local law, expense, complexity, administrative burden or other constraints would make their participation illegal, infeasible, impractical or inadvisable.

Eligible Options.    Options will be eligible for the exchange program only if they have a per share exercise price above the closing price of a share of our common stock shortly before the commencement of the exchange program as determined by our Board of Directors.

Exchange Ratio.    The Exchange Program will be a one-for-one exchange. As a result, each award of replacement options will cover the same number of shares of our common stock as the corresponding option that was cancelled under the exchange program.

Election to Participate.    Participation in the exchange program is voluntary. Eligible participants may decide whether to participate in the exchange program on a grant-by-grant basis. This means if an Eligible Participant has more than one option grant, he or she may decide to surrender one option grant, in its entirety, and retain any other option grant, in its entirety. Eligible participants may exchange only the full number of unexercised shares issued under an option grant (whether vested or unvested) and may not elect to surrender only some of the unexercised shares covered by any particular option grant.

Eligible participants will have an election period of at least 20 U.S. business days from the start of the exchange program in which to determine whether they wish to participate. The decision whether to participate in the exchange program is completely voluntary. Therefore, we are not able to predict which or how many eligible participants will elect to participate or how many eligible options will be surrendered for exchange and therefore how many options may be issued. As indicated above, our CEO and members of our Board of Directors will not be eligible to participate in the exchange program.

Vesting of Replacement Options.    None of the replacement options granted under the exchange program will be vested on the date of grant. All replacement options will have a new vesting schedule that provides for longer vesting periods than the options they replace. These new vesting schedules will vary depending on whether the cancelled option that corresponds to the replacement option was fully vested, entirely unvested or partially vested at the time of cancellation.

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Fully Vested Options.    Replacement option awards granted under the exchange program in exchange for cancelled option awards that were fully vested as of the completion of the exchange program will be scheduled to vest as to 50% of the underlying shares six months after the grant date of the replacement option award on the same day of the month as the grant date (or last day of the month, if there is no corresponding day), and as to the remaining 50% of the underlying shares on the one-year anniversary of the grant date of the replacement option award, assuming continued service to the Company through each such vesting date.

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Entirely Unvested Options.    The vesting schedule of any replacement option awards granted under the exchange program in exchange for option awards entirely unvested as of the completion of the exchange program will be extended by one year so that each scheduled vesting date under the replacement option award will occur one year after the corresponding scheduled vesting date under the cancelled option. Accordingly, the shares subject to these replacement option awards will be scheduled to vest on the one-year anniversary of the date that the corresponding shares under the cancelled option awards otherwise would have been scheduled to vest under their original vesting schedule, subject, in each case, to continued service to the Company through each such vesting date.

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Partially Vested Options.    Replacement option awards granted in the exchange program for option awards that are partially vested as of the completion of the exchange program will be scheduled to vest as follows.

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With respect to the number of shares underlying the replacement option award that equal the number of shares that were vested under the corresponding cancelled option award, 50% of such shares will be scheduled to vest six months after the grant date of the replacement option award on the same day of the month as the grant date (or last day of the month, if there is no corresponding day), and as to the remaining 50% of such shares on the one-year anniversary of the grant date of the replacement option award, assuming continued service to the Company through each such vesting date.

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With respect to the portion of the replacement option award that corresponds to the unvested portion of the option that was cancelled in the exchange program, the vesting schedule will be extended by one year so that each scheduled vesting date under the replacement option award will occur one year after the corresponding scheduled vesting date for the unvested portion of the cancelled option. Accordingly, these shares under the replacement option award will be scheduled to vest on the one-year anniversary of the date that the corresponding shares under the cancelled option awards otherwise would have been scheduled to vest under their original vesting schedule, subject, in each case, to continued service to the Company through each such vesting date.

Cancellation and Return of Eligible Surrendered Options.    Under the exchange program, shares subject to options that are cancelled in the exchange program will return to the 2005 Plan and the replacement options granted in the exchange program will be granted under the 2005 Plan. As a result, the exchange program will have a net neutral effect on the number of shares available for issuance under the 2005 Plan. This is because the number of shares not subject to awards and available for issuance under the 2005 Plan immediately before the cancellation of eligible options and grant of replacement options under the exchange program will be the same as the number of shares that are not subject to awards and remain available for issuance under the 2005 Plan immediately after the cancellation of eligible options and grant of replacement options under the exchange program.

Term of Replacement Options.    The replacement options will have a maximum term of seven years from the date of grant.

Exercise Price.    The per share exercise price of the replacement options will be equal to the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.

Other Terms of the Replacement Options.    Each option represents the right to purchase shares of our common stock during a prescribed period of time and as the option vests. Stock options granted pursuant to the exchange program will be nonstatutory stock options. Options issued in the exchange program will be granted pursuant to our 2005 Plan, as amended and restated (including pursuant to the amendments approved by our shareholders at our 2016 annual meeting of shareholders). Except for the terms described in this proposal, all other terms and conditions of the replacement options issued in the exchange program will be governed by the terms of the 2005 Plan. The full text of the 2005 Plan as amended and restated by the amendments described herein is attached to this Proxy Statement as Appendix A.

Terms of the Exchange Program.    The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program also may be required for accounting, tax or local legal requirements. It is possible that we would need to make modifications to the proposed terms of the exchange program offered to employees and other service providers in countries outside the United States either to comply with local requirements or for other reasons, including tax or accounting considerations. Although we intend to offer the exchange program to all or substantially all of our employees and other service providers (other than our CEO and members of our Board of Directors), we may exclude employees and other service providers outside the United States from the exchange program based on our compensation philosophy and policies. In making such determination, we will consider whether local law, expense, complexity, administrative burden or other constraints would make their participation illegal, infeasible, impractical or inadvisable. We will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program. Additionally, our Board of Directors may decide not to implement the exchange program even if shareholder approval of this proposal is obtained or may terminate the exchange program once it is in progress.

Tax Consequences of Participation

The following is a summary of the anticipated material United States federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The exchange of eligible options for replacement options should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for United States federal income tax purposes upon the surrender of eligible options and the grant of replacement options. The law and regulations themselves are subject to change and the Internal Revenue Service is not precluded from adopting a contrary position. The foregoing is only a summary of the tax effects of U.S. federal income taxation upon participants of the exchange offer and the Company with respect to the surrender of eligible options and grant of new options issued under the exchange offer. It does not purport to be complete, and does not discuss the tax consequences of a service provider’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the service provider may reside.

Accounting Treatment of New Equity Awards

Under FASB Accounting Standards Codification Topic 718, on accounting for share-based payments, we will recognize incremental compensation expense resulting from the options granted in the exchange program. The incremental compensation cost will be measured as the excess of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the options are granted, over the fair value of the eligible options surrendered in exchange for the replacement options, measured immediately prior to the exchange. In the event that any of the options are forfeited prior to their vesting due to termination of status as a service provider, the compensation expense for the forfeited options will not be recognized.

Plan Benefits Relating to the Option Exchange Program

Participation in the exchange program is voluntary. Accordingly, the benefits or amounts that will be received by any participant if the exchange program is approved by our shareholders and the exchange program is implemented are not currently determinable. Our CEO and the members of our Board of Directors will not be eligible to participate in the exchange program.

Impact of the Exchange Program on our Shareholders

The exchange program is intended to improve employee and other service provider retention by providing added incentive to motivate and retain talented employees and other service providers, avoiding potential increases in our cash-based compensation and allowing us to make better use of the compensation costs that we are already incurring from our outstanding stock option awards, and conserving our equity pool by avoiding the need to issue additional options or other equity awards. We are unable to predict the precise impact of the exchange program on our shareholders at this time because we are unable to predict how many or which employees and other service providers will exchange their eligible options or how many eligible options will be surrendered for exchange.

Text of Proposed Amendments to Stock Plans

The amendments to our Stock Plans to permit the one-time stock option exchange program would add a new Section 13.7 to the 2005 Plan, and replace Section 7.13 and Section 7.15 to the 2000 Plan and the 1996 Plan, respectively, each of which would read substantially as follows:

“Notwithstanding any other provision of the stock plan to the contrary, upon approval of the company’s shareholders of this Section in connection with the Company’s 2016 Annual Meeting of Shareholders, the Committee may provide for, and the company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the company for cancellation in exchange for the issuance of an Option, with a lower per share exercise price, that covers the same number of shares as the number of shares that were subject to the corresponding cancelled Option, provided that such one-time-only option exchange offer is commenced within 12 months following the date of such shareholder approval.”

The full text of the 2005 Plan as amended and restated by the amendments described herein is attached to this Proxy Statement as Appendix A. The additional amendments to the 2005 Plan described herein are set forth in Section 3.2 (with respect to the shares subject to stock options that are cancelled in the exchange program being permitted to return to the 2005 Plan) and Sections 5.3 and 13.1 (to reflect this one-time exchange program exception to the general application under the 2005 Plan of any option exchanges, provided that the shareholders approve these amendments) of Appendix A.

Summary of the 2005 Plan

Set forth below is a summary of the principal provisions of the 2005 Plan, which is subject to and qualified by reference to the 2005 Plan. A copy of the 2005 Plan (as amended by the proposed amendments herein) is attached to this Proxy Statement as Appendix A.

Purpose.    The purpose of the 2005 Plan is to assist RealNetworks in attracting and retaining highly skilled individuals to serve as employees, directors, consultants and/or advisors of RealNetworks who are expected to contribute to RealNetworks’ success and to achieve long-term objectives which will inure to the benefit of all shareholders of RealNetworks through the additional incentives inherent in the awards offered under the 2005 Plan.

Shares Available for Issuance.    The maximum number of shares of common stock authorized and available for grant under the 2005 Plan is equal to 14,541,477 shares. If, after December 17, 2009, any shares subject to awards granted under the 2005 Plan or the Company’s 1996 Stock Option Plan, 2000 Stock Option Plan, 2002 Director Stock Option Plan, or Director Compensation Stock Plan (the “Prior Plans”) are forfeited or expire, or are settled in cash, the shares will become available for grant under the 2005 Plan. Shares that are tendered or withheld in payment of the purchase price of an option under the 2005 Plan or a Prior Plan or to satisfy the tax withholding obligations with respect to an option or stock appreciation right under the 2005 Plan or a Prior Plan, shares that are not issued under a stock appreciation right under the 2005 Plan or a Prior Plan in connection with its stock settlement upon exercise, and shares reacquired by RealNetworks on the open market or otherwise using cash proceeds from the exercise of options under the 2005 Plan or a Prior Plan will not become available for future grants or sale under the 2005 Plan. Shares under the 2005 Plan may be authorized and unissued shares or shares purchased in the open market or otherwise. The maximum aggregate number of shares with respect to which incentive stock options may be granted under the 2005 Plan is 5,000,000 shares. If our shareholders approve the amendments to the Stock Plans to permit a one-time exchange program, then the shares subject to all stock options cancelled in the exchange program will return to the 2005 Plan, replacement options will be granted under the 2005 Plan and the number of shares subject to the replacement options will be the same as the number of shares that were subject to the corresponding cancelled stock option. As a result, the exchange program will have a net neutral effect on the number of shares available for issuance under the 2005 Plan. This is because the number of shares not subject to awards and available for issuance under the 2005 Plan immediately before the cancellation of eligible options and grant of replacement options under the exchange program will be the same as the number of shares that are not subject to awards and remain available for issuance under the 2005 Plan immediately after the cancellation of eligible options and grant of replacement options under the exchange program.

Eligibility; Awards to be Granted to Certain Individuals and Groups.    Options, stock appreciation rights, performance shares, performance units, restricted stock awards, restricted stock units, and other share-based awards or other right, interest or option relating to shares of RealNetworks common stock or other property (including cash) may be granted under the 2005 Plan. Options granted under the 2005 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options. Awards may be granted under the Restated 2005 Plan to any employee, non-employee member of the Board of Directors, consultant or advisor who provides services to RealNetworks or of any subsidiary of RealNetworks, provided that incentive stock options may be granted only to employees of RealNetworks or of any subsidiary of RealNetworks. As of July 15, 2016, approximately 500 employees, seven non-employee directors, and five consultants and advisors would be eligible to participate in the 2005 Plan. The Compensation Committee, in its discretion, selects the person(s) to whom options, stock appreciation rights, performance shares/units, restricted stock awards, restricted stock units or other awards may be granted, the time or times at which such options, stock appreciation rights, performance shares/units, restricted stock awards, restricted stock units, or other awards will be granted, and the number of shares subject to each such grant. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular individual or individuals in the future. The 2005 Plan provides that, to the extent intended to qualify as performance-based compensation under Code Section 162(m), no person(s) may be granted, in any 12-month period, options or stock appreciation rights to purchase more than 2,000,000 shares of common stock, or performance shares/units, restricted stock awards, restricted stock units, and/or other share-based awards that are denominated in shares covering more than 900,000 shares of common stock, or performance shares/units that are denominated in cash of more than $3,000,000. The 2005 Plan provides that non-employee members of the Board may be granted, in any 12-month period, options or stock appreciation rights to purchase up to 650,000 shares of common stock and performance shares/units, restricted stock awards, restricted stock units, and/or other share-based awards that are denominated in shares covering up to 300,000 shares of common stock, as well as up to an additional $1,000,000 with respect to performance shares/units that are denominated in cash.

Administration.    The Plan will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or a subcommittee thereof formed by the Committee. The Compensation Committee selects the person(s) to whom awards may be granted under the 2005 Plan, the type of award to be granted, the number of shares subject to each award and other terms and conditions of awards, as well as approve the forms of award agreements pursuant to which awards will be granted. The Compensation Committee also has the authority to amend awards granted under the 2005 Plan, subject to the terms of the 2005 Plan. The Compensation Committee may establish procedures for the deferral of payment of an award and, subject to the terms of the 2005 Plan and applicable award agreements, the Compensation Committee may provide for dividend equivalents with respect to awards other than options and stock appreciation rights. The Compensation Committee interprets the 2005 Plan and award agreements, establishes rules appropriate for the administration of the 2005 Plan, and makes or takes any other determinations or actions that are necessary or desirable for administering the 2005 Plan. The Compensation Committee may delegate authority under the 2005 Plan to one or more directors or executive officers of RealNetworks, to the extent permitted by any applicable laws, rules and regulations.

Terms and Conditions of Options.    Each option is evidenced by a stock option agreement between RealNetworks and the optionee, and is subject to the following additional terms and conditions:

Exercise Price.    The per share exercise price of options granted under the 2005 Plan will be determined by the Committee at the time the options are granted. The per share exercise price of an option may not be less than 100% of the fair market value of a share of the underlying common stock on the date such option is granted; provided, however, the per share exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of a share of the underlying common stock on the date such option is granted. The fair market value of a share of our common stock generally is determined with reference to the closing price for the common stock on the date the option is granted (or if no price was reported on such date, on the next date on which the price was reported).

Exercise of Option; Form of Consideration.    The Compensation Committee (the “Committee”) determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The 2005 Plan permits payment to be made by cash or check or, to the extent permitted by the Committee, other shares of common stock of RealNetworks, net exercise, cashless exercise, any other form of consideration approved by the Committee and permitted by applicable law, or any combination thereof.

Term of Option.    Options granted under the 2005 Plan may expire no later than seven years from the date of grant, except in the event of death or disability, and in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Stock Appreciation Rights.    The Committee is authorized to grant stock appreciation rights in connection with all or any part of an option granted under the 2005 Plan, either concurrently with the grant of the option or at any time thereafter, and to grant stock appreciation rights independently of options and other awards. A stock appreciation right granted in connection with an option is exercisable only when and to the extent that the underlying option is exercisable, and expires no later than the date on which the underlying option expires. Independent stock appreciation rights are exercisable in whole or in part at such times as the Committee specifies in the grant or agreement. However, the exercise price of an independent stock appreciation right may not be less than 100% of the fair market value of the common stock on the date of grant and the term of the award may be no more than seven years from the date of grant.

RealNetworks’ obligations arising upon the exercise of a stock appreciation right may be paid in cash, common stock or other property, or any combination of the same, as the Compensation Committee may determine. Shares issued upon the exercise of a stock appreciation right are valued at their fair market value as of the date of exercise.

Restricted Stock Awards.    Restricted stock awards may be issued to participants either alone or in addition to other awards granted under the 2005 Plan, and will also be available as a form of payment of performance shares/units and other earned cash-based incentive compensation. Subject to the annual share limit described above, the Committee determines the terms of restricted stock awards, which are set forth in an award agreement. Unless the Committee determines otherwise, a holder of restricted stock will have rights as a RealNetworks shareholder, including the right to vote and receive distributions with respect to the underlying shares, provided that any distributions on unvested shares may be subject to certain restrictions which may be the same as the restrictions applicable to shares upon which the distribution was paid. The Committee may waive the forfeiture period and any other conditions of a restricted stock award to the extent that the award is not intended to qualify as performance-based compensation under Code Section 162(m).

Performance Shares and Performance Units.    Performance shares and performance units are awards that result in a payment to the holder of the award if performance goals and/or other vesting criteria are achieved or the awards otherwise vest. The performance goals and applicable performance period are determined by the Committee. Awards of performance shares and performance units may be paid in cash, shares of common stock, other property, or a combination thereof, as determined by the Committee, in its sole discretion.

Restricted Stock Units.    Restricted stock units represent a right to receive shares of common stock at a future date. Typically, no monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to RealNetworks. Subject to the annual share limit described above, the Committee determines the terms of restricted stock units, which are set forth in an award agreement. The Committee may reduce or waive the vesting criteria that must be met to receive a payout to the extent that the restricted stock unit award is not intended to qualify as performance-based compensation under Code Section 162(m). Awards of restricted stock units may be paid in cash, shares of common stock, or a combination thereof, as determined by the Committee.

Other Awards.    Other awards of shares or awards valued by reference to shares or other property may be granted under the 2005 Plan, which awards also may be used as a form of payment of other awards granted under the 2005 Plan or other earned cash-based compensation. The terms of the award will be described in an award agreement or a sub-plan forming part of the 2005 Plan. Payment on other awards granted under the 2005 Plan may be made in cash, shares of common stock, other property or a combination thereof, as determined by the Committee.

Code Section 162(m) Performance Goals.    The 2005 Plan is designed to permit (but not require) RealNetworks to issue awards intended to qualify as performance-based compensation under Code Section 162(m). Thus, the Committee may require achievement of specified levels of performance with respect to performance goals, in order for an award to vest. At the Committee’s discretion, one or more of the following performance goals may apply: net revenue; revenue growth; earnings per share; net income; division, group or corporate financial goals; total shareholder return; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of RealNetworks; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; reductions in costs; cash flow; cash flow per share; return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels on working capital levels of RealNetworks or any subsidiary, division, business segment or business unit of RealNetworks for or within which the award holder is primarily employed. Such performance goals also may be based solely by reference to RealNetworks’ performance or the performance of a subsidiary, division, business segment or business unit of RealNetworks, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee also may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of RealNetworks or not within the reasonable control of RealNetworks’ management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. With respect to awards intended to comply with the Code Section 162(m) provisions of the 2005 Plan, the Committee may adjust downwards, but not upwards, the amount payable under an award, and the Committee may not waive achievement of applicable performance goals except as permitted by Code Section 162(m).

No Repricing.    The 2005 Plan prohibits option or stock appreciation right repricings or exchanges (other than to reflect stock splits, spin-offs or other corporate events) unless shareholder approval is obtained. If our shareholders approve the amendments to the Stock Plans, the 2005 Plan will be amended to provide that the one-time exchange program can be implemented pursuant to the terms as described further above.

Nontransferability of Awards.    Unless authorized by the Committee, an award granted under the 2005 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the award holder’s lifetime only by the award holder or his or her guardian or legal representative.

Adjustments Upon Changes in Capitalization.    In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares, other securities or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, split-up, combination, repurchase or exchange of shares or other securities of the RealNetworks or similar transaction or other change in corporate structure of RealNetworks affecting shares or the value of shares, appropriate adjustments or substitutions will be made in the number, kind and class of shares that may be issued under the 2005 Plan, the maximum number of shares that may be granted as incentive stock options, the number, kind and class of shares of awards outstanding under the 2005 Plan, the annual limits on the number (or value) of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.

Change of Control.    The Committee may provide in an award agreement that, upon a “Change of Control” of RealNetworks (as that term is defined in the agreement evidencing an award or otherwise as defined in the 2005 Plan), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment if the fair market value of one share of RealNetworks’ common stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes fully vested, (c) performance shares and performance units will be considered earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed, and (d) the restrictions and deferral limitations and other conditions applicable to any restricted stock units and other awards will lapse, and such restricted stock units and other awards will become fully vested. Unless otherwise provided in the award agreement, an award that is assumed or substituted by the successor company will not accelerate vesting. An award agreement may provide for accelerated vesting upon a termination of employment within a specified period following a Change of Control. The Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding will terminate within a specified number of days after notice to the participant, and/or that each participant will receive, with respect to each share of common stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Committee, in its discretion, will determine.

Dissolution or Liquidation.    In the event of a proposed dissolution or liquidation of RealNetworks, the Committee will notify award holders as soon as practicable before the date of the proposed transaction. To the extent an option or stock appreciation right has not been exercised, or an award other than an option or stock appreciation right has not vested, the award will terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Termination of Service.    The Committee determines the terms of exercisability of an award upon and following the award holder’s termination of service to RealNetworks or its subsidiaries, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

Amendment and Termination of the Restated 2005 Plan.    The Board may amend, alter, suspend or terminate the 2005 Plan, at any time and for any reason, subject to shareholder approval as required by applicable law and subject to the terms of the 2005 Plan. No such action by the Board or shareholders may impair the rights of an award holder under any award previously granted under the 2005 Plan without the consent of the award holder. The 2005 Plan currently in effect became effective on July 24, 2014, and would terminate automatically on the tenth anniversary of its effective date, except with respect to awards then outstanding under the 2005 Plan. The 2005 Plan will terminate on July 24, 2024, except with respect to awards then outstanding under the 2005 Plan.

Other Provisions.    The Committee may determine and set forth in an award agreement that the award and/or the gain realized on the vesting or exercise of the award be forfeited if the award holder, without RealNetworks’ consent, engages in activity that violates any agreement between the award holder and RealNetworks or its subsidiaries or upon the occurrence of other specified events, whether while providing services or following termination of service.

Federal Income Tax Consequences.    The following discussion summarizes certain federal income tax considerations for U.S. taxpayers receiving awards under the 2005 Plan and certain tax effects on RealNetworks, based upon the provisions of the Code, as in effect on the date of this proxy statement, current regulations and existing administrative rulings of the Internal Revenue Service. However, it does not purport to be complete and does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

Incentive Stock Options.    An optionee who is granted an incentive stock option generally does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), the difference between the sale price over the exercise price will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the lower of the fair market value of the shares at the exercise date or the sale price of the shares, over the exercise price.

Nonstatutory Stock Options.    An optionee generally does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any additional gain or loss would be treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights.    Generally, no income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the award holder generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of any cash received and the fair market value of any common stock or other property received upon the exercise. Any additional gain or loss recognized upon any later disposition of the shares of common stock or other property would be treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock, Performance Shares and Performance Units.    A participant generally will not have taxable income upon grant of restricted stock, performance shares, performance units or other awards (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date of grant.

Company Tax Deduction.    RealNetworks generally will be entitled to a tax deduction in connection with an award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to each of the three other most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, RealNetworks can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include requirements such as shareholder approval of the 2005 Plan, setting individual annual limits on each type of award, and establishing performance criteria that must be met before the award actually will vest or be paid. The 2005 Plan has been designed to permit the Committee to grant certain awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting RealNetworks to receive a federal income tax deduction in connection with such awards.

Section 409A.    Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2005 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Awards Granted to Certain Individuals and Groups.    The actual number of stock options, restricted stock units and other awards (if any) that may be granted under the 2005 Plan is discretionary and therefore cannot be determined in advance. The decision whether to participate in the one-time exchange program is completely voluntary. Therefore, we are not able to predict which or how many eligible participants will elect to participate or how many eligible options will be surrendered for exchange and therefore how many options may be issued. As indicated above, our CEO and members of our Board of Directors will not be eligible to participate in the exchange program. The following table sets forth certain information relating to stock options that previously were granted under the 1996 Plan, the 2000 Plan and the 2005 Plan that could be eligible for exchange under the exchange program assuming that the exchange program is implemented with substantially similar terms as described above and all requirements for participation otherwise are met (for example, continued service through the date that the eligible options are cancelled and the replacement options are granted under the exchange program). As of July 15, 2016, the closing price of a share of RealNetworks common stock on NASDAQ was $4.21.

Name and Position	Number of Shares Subject to Options(2)	Weighted Average Per Share Exercise Price of Options($)
Robert Glaser(1)	0	n/a
Founder, Chairman and Chief Executive Officer

Michael Parham	241,098	$8.15
Senior Vice President, General Counsel and Corporate Secretary

Max Pellegrini	800,000	$7.74
President of Products and Marketing

Marjorie O. Thomas	200,000	$6.78
Senior Vice President, Chief Financial Officer and Treasurer

All current executive officers, as a group	1,241,098	$7.67
All current directors who are not executive officers, as a group(1)	0	n/a
All employees and consultants who are not executive officers, as a group	1,794,047	$8.14

(1)	Members of the board of directors, including the CEO, are not eligible to participate in the exchange program.

(2)	All eligible shares subject to options held by executives were granted pursuant to the 2005 Plan. 91,722 shares subject to options held by nonexecutive employees were granted with a weighted average per share exercise price of $15.72 pursuant to the 1996 Plan and 4,362 shares subject to options held by nonexecutive employees were granted with a weighted average per share exercise price of $24.88 pursuant to the 2000 Plan.

If an exchange program is implemented and the RealNetworks’ executive officers (excluding our Chief Executive Officer who is not eligible to participate) participate in the exchange program, then the replacement options that they could receive in exchange for the cancellation of the options set forth in the table above will have a new per share exercise price that is lower than the per share exercise price of the corresponding cancelled option, cover the same number of shares of RealNetworks common stock as the corresponding cancelled option, and will be subject to a longer vesting schedule that extends the continued service requirement for up to an additional 12 months depending on the extent to which the corresponding cancelled option was vested at the time of cancellation, as described in further detail above. All of RealNetworks’ executive officers and non-employee directors have a financial interest in this proposal because they are eligible to receive awards under the 2005 Plan, and RealNetworks’ executive officers other than our Chief Executive Officer may be eligible to participate in the one-time option exchange program.

Summary of the 1996 Plan and the 2000 Plan

The following is a summary of the principal provisions of the 1996 Plan and the 2000 Plan that are relevant for the amendments to the Stock Plans and the exchange program. However, this summary is not a complete description of all of the provisions of the 1996 Plan and the 2000 Plan, and is qualified in its entirety by the specific language of the 1996 Plan and the 2000 Plan, respectively. The 1996 Plan and the 2000 Plan were terminated in 2005. No future equity awards will be granted under the 1996 Plan or the 2000 Plan. However, the terms of the 1996 Plan and the 2000 Plan continue to govern outstanding equity awards granted under them, respectively. Capitalized terms used in this plan description have the meanings defined in the 1996 Plan and the 2000 Plan, as applicable.

Purpose.     The purpose of each of the 1996 Plan and the 2000 Plan is to enhance the long-term profitability and shareholder value of the Company by offering an opportunity to invest in the capital stock of the Company to those employees, officers, consultants and agents of the Company and its subsidiaries who are key to the growth and success of the Company, to encourage them to continue to provide services to, or join, the Company and its subsidiaries and to encourage them to acquire and maintain stock ownership in the Company.

Administration.     Each of the 1996 Plan and the 2000 Plan is administered by a committee or committees of the Board of Directors (the “Administrative Committee”). All members of the Administrative Committee serve at the discretion of the Board of Directors. The Administrative Committee is authorized to administer and interpret the 1996 Plan and the 2000 Plan, subject to their express provisions, as applicable, and to make all determinations necessary or advisable for the administration of the 1996 Plan and the 2000 Plan, as applicable.

Select Terms and Conditions of Options.    The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option issued under the 1996 or the 2000 Plan will be determined by the Administrative Committee and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) whole shares of common stock already owned by the Option holder, (v) the withholding of shares of common stock issuable upon exercise of the Option, (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, (vii) any combination of the foregoing methods of payment, or (viii) such other consideration and method of payment as may be permitted for the issuance of shares under applicable securities and other laws.

The permitted methods of payment of the amounts payable upon exercise of an Option, if other than in cash, will be set forth in the Option Agreement evidencing the Option and may be subject to such conditions as the Administrative Committee deems appropriate. The Option term and vesting schedule, if any, will be fixed by the Administrative Committee. Options generally will be exercisable for one year after termination of services as a result of disability or death and for three months after all other terminations. An Option generally will not be exercisable if the optionee’s services are terminated for “cause,” as defined in the 1996 Plan and the 2000 Plan, respectively.

Amendment.    The Administrative Committee may from time to time modify or amend the 1996 Plan or the 2000 Plan in such respects as it will deem advisable; provided, however, that any such modification or amendment will comply with all applicable laws and stock exchange listing requirements, and when required by law, any such modification or amendment will be subject to approval by the Company’s shareholders. No termination, modification or amendment of the 1996 Plan or the 2000 Plan may adversely affect the rights of the holder of an outstanding Option in any material way unless the holder of the Option consents thereto. With the consent of the holder of an Option, and subject to the terms and conditions of the 1996 Plan or the 2000 Plan, as applicable, the Administrative Committee may amend outstanding Option Agreements with any Option holder, including, without limitation, any amendment that would (i) accelerate the time or times at which the Option may be exercised, and/or (ii) extend the scheduled expiration date of the Option.

Adjustments.    If the Company subdivides its outstanding shares of common stock into a greater number of shares of common stock (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding shares of common stock into a smaller number of shares of common stock (by reverse stock split, reclassification or otherwise), or if the Administrative Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common stock affects the common stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the 1996 Plan or the 2000 Plan, as applicable, the Administrative Committee will, in its sole discretion and in such manner as it may deem equitable and appropriate, make adjustments to any or all of the number and kind of shares subject to outstanding Options and the purchase price under outstanding Options. To the extent appropriate, the Administrative Committee may provide for a cash payment to any Option holder in connection with such adjustments.

Nontransferability.    Unless the Administrative Committee determines otherwise an Option granted under the 1996 Plan or the 2000 Plan will not be transferable other than by will or the laws of descent and distribution. Options may be exercised during the lifetime of the Option holder only by such Option holder (or his or her court appointed legal representative). After an Option is granted, the Administrative Committee may release in whole or in part these restrictions on transferability at any time by giving written notice to the Option holder.

Acceleration.    Each outstanding Option under the 1996 Plan and the 2000 Plan will become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the Option Agreement evidencing the Option (except to the extent the Option Agreement expressly provides otherwise), in the event of (a) any merger, consolidation or binding share exchange pursuant to which shares of common stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold common stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation; (b) any merger, consolidation or binding share exchange in which the persons who hold common stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (c) any liquidation or dissolution of the Company; (d) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (e) any transaction (or series of related transactions), consummated without the approval or recommendation of the Board, in which (i) any person, corporation or other entity (excluding the Company and any employee benefit plan sponsored by the Company) purchases any common stock (or securities convertible into common stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding the Company and any employee benefit plan sponsored by the Company) becomes the direct or indirect beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

Federal Tax Consequences.    The following is a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Options granted under the 1996 Plan and the 2000 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.    An optionee generally does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any additional gain or loss would be treated as long-term or short-term capital gain or loss, depending on the holding period.

Company Tax Deduction.    The Company generally will receive a tax deduction for any ordinary income recognized by a holder of an Option (for example, the exercise of an NSO). Special rules limit the deductibility of compensation paid to the Principal Executive Officer (PEO) and to each of the three most highly compensated executive officers (other than the PEO and the Principal Financial Officer). Under section 162(m) of the Internal Revenue Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. However, the Company is able to preserve the deductibility of compensation over $1 million if the conditions of section 162(m) are met. These conditions include requirements such as shareholder approval of the 1996 Plan and the 2000 Plan, as the case may be, and setting limits on the number of Options that any individual may receive. The 1996 Plan was designed to permit the Administrative Committee to grant Options that qualify as performance-based for purposes of satisfying the conditions of section 162(m).

Our Board of Directors terminated the 1996 Plan and the 2000 Plan in 2005 with respect to new Option grants. As a result, no new awards have been granted under the 1996 Plan and the 2000 Plan after their termination.

Vote Requirement to Approve this Proposal

The affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required for the approval of this proposal

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers.

EXECUTIVE SUMMARY FOR 2015

Overview.    2015 was a year of important transition for RealNetworks. There was further refinement of the strategy and growth plan that was set in motion in August of 2012, as management assessed the company’s products and services, both newly launched and legacy, and sharpened the focus on its plan to achieve sustainable growth and profitability. In each of our businesses, we revitalized our product portfolios, identified new distribution channels and launched new partnerships. Rob Glaser remained at the helm, guiding all company efforts as CEO and Chairman. Max Pellegrini, President of Products and Marketing, and Mike Mulica, then-President of Worldwide Sales and Business Development, managed the products and services in our RealPlayer and Mobile Entertainment divisions, heavily focusing on partner relationships, particularly with mobile carriers, and distribution opportunities. As a result of management’s product rationalization efforts, our Slingo and social casino games business was sold in August 2015. In connection with this sale, Atul Bali, then-President of Games, departed the company. We continue to operate our casual games business, the operations of which are primarily located in Europe. Throughout this year of strategic refinement and investing in key distribution partnerships, we continued our efforts to streamline operations and reduce overhead expenses, and continue to look for opportunities to operate in a more lean and efficient manner.

Aligning the compensation of our management team with our overall corporate strategy and growth plans, our compensation program is substantially performance-based and aims to encourage the performance necessary to drive growth and profitability for RealNetworks. In general, the compensation to ongoing named executive officers who were employees in 2014 (referred to as our incumbent named executive officers) was consistent with 2014 compensation, and was generally at or above the median for our peer companies. The compensation provided to our only newly hired executive officer, CFO Marjorie Thomas, reflected a hiring inducement level that was larger than would be expected for future annual ongoing compensation and was consistent with the peer group market data.

Financial Results.    Our financial results for 2015 were reflective of our efforts to build distribution channels, enhance our product portfolio, and streamline the organization. Consolidated revenue declined 20% from 2014, as our efforts shifted away from certain legacy products and toward the development of efficient distribution channels for all of our products, and gross profit declined by 39%, as a result of the 2015 transition to a new third party distribution partner in our RealPlayer business, a relative increase in low margin revenue, and the 2014 extinguishment of certain accrued royalty liabilities that positively impacted 2014 gross profit. Although operating expenses improved over 2014, our net income suffered due to restructuring costs and legacy revenue declines. Adjusted EBITDA improved from a loss of $56.6 million in 2014 to a loss of $45.8 million in 2015, primarily as we slowed our spending on new product development and focused more heavily on distribution opportunities for all business lines, and improved overall efficiencies. Based on these financial results, since our incentive bonus program for 2015 was heavily based on achievement against target revenue and adjusted EBITDA goals, annual cash incentives paid to our named executive officers were below target levels.

Management Team.    The executive compensation program is designed to aggressively drive company performance by encouraging successful execution of our growth plan, strategic initiatives and restructuring efforts. Given turnover on the management team, however, there continues to be some level of year-over-year variation in executive compensation as different incentives have been required for recruitment and retention purposes.

Our named executive officers for 2015 are:

Robert Glaser	Founder, Chairman and Chief Executive Officer
Michael Mulica	President, Worldwide Sales and Business Development (transitioned from executive to consultant effective May 1, 2016)
Massimiliano Pellegrini	President, Products and Marketing
Michael Parham	SVP, General Counsel and Corporate Secretary
Marjorie Thomas	SVP, Chief Financial Officer and Treasurer (as of February 4, 2015)
Tim Wan	SVP, Chief Financial Officer and Treasurer (until February 4, 2015)
Atul Bali	Former President, Games (until October 1, 2015)

Pay for Performance.    Our Compensation Committee supports a pay-for-performance philosophy, with the goal of having a substantial part of our executive compensation program consisting of performance-based compensation. This is reflected in our annual performance-based cash incentive plan, which we also refer to as our Executive Bonus Plan, which provides eligible executives the opportunity to earn a cash bonus only upon achieving pre-established performance objectives, all of which are weighted toward financial and strategic objectives of our businesses. In 2015, five of our named executive officers participated in the Executive Bonus Plan, but the two executives that departed during 2015 did not participate in the plan. Moreover, in an effort to more closely align the interests of executives and shareholders and to conserve cash, at the time of approving the 2015 Executive Bonus Plan the Compensation Committee determined that any payouts under the plan would be paid in the form of fully vested restricted stock units rather than cash.

Further in line with this pay-for-performance philosophy, since 2012, we have relied more on performance-related equity awards, as evidenced by the long-term performance-based option awards granted to Mr. Glaser in 2014 and 2015, to Mr. Pellegrini upon his hire in 2013, and to Mr. Mulica in 2015. These awards become eligible to vest only upon achievement of significant total shareholder return goals, in the case of Mr. Glaser, and financial and/or strategic goals, in the case of Messrs. Mulica and Pellegrini (subject to continued service with us). Accordingly, actual compensation paid to our named executive officers varies with the company’s performance in achieving financial and strategic objectives and the executive’s individual performance. We believe that our emphasis on pay for performance provides appropriate incentive to our executives to achieve important business objectives of the company and better aligns the interests of our executives with that of our shareholders.

Please note that we define “adjusted EBITDA” as operating income (loss) including other income (expense) net, but excluding the impact of the following: depreciation and amortization; acquisitions-related intangible asset amortization; stock-based compensation; restructuring and other charges; lease exit and related charges; and extinguishment of liability.

2015 Compensation Highlights.

Highlights relating to our named executive officers, generally:

•	Of our seven named executive officers for 2015, one executive was newly hired during 2015 and two executives departed the company in 2015.

•	The only salary increase among incumbent named executive officers was a 15% increase for General Counsel Michael Parham to $300,000, just below the median for his peers.

•

2015 incentive bonuses for named executive officers were higher than in the prior year, but still below target levels. Payouts of 2015 incentive bonuses were made to the named executive officers in the form of fully vested RSUs rather than cash in an effort to conserve the company’s cash and to more closely align the interests of executives with those of the company’s shareholders.

•

Total cash compensation (comprised of cash salary and incentive bonuses even though the latter were paid in the form of equity) for the named executive officers, other than the CEO and the departed executives, was higher than in 2014, and was above, or slightly under in the case of Mr. Parham, the peer group 75th percentile in the aggregate. However, since base salary was the only 2015 cash compensation actually paid in the form of cash to the incumbent, continuing executives, 2015 cash payments to this group was substantially less than 2014 cash payments and well below the peer median. Outside of the incumbent, continuing executives, inducement, transition and severance payments were made in cash.

Highlights relating to our CEO:

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Our CEO’s total cash compensation for 2015, including cash salary, the salary option, and the incentive bonus that was paid in the form of fully vested RSUs, was higher than the prior year, as no incentive bonus was paid in 2014, and was at approximately the median of the peer group. The incentive bonus, although higher than the prior year, was well below target and, again, was paid in the form of fully vested RSUs. Strictly cash compensation for 2014 and 2015 was solely composed of base salary, which was consistent year over year and was not high relative to peer companies as it was near the 25th percentile of the peer group.

•

Of the total value of equity awards granted to our CEO in 2015, 64% was directly subject to performance objectives. Importantly, the remaining 36%, or $150,000, of our CEO’s 2015 total equity was in lieu of cash salary for 2015, thus making a portion of his annual salary more performance based than if his salary had been paid solely in cash. There was no premium added to the option value when replacing the cash salary (i.e., $150,000 of salary for 2015 was granted as options in 2015). The company does not view the CEO’s salary replacement options as long-term incentive compensation, therefore we view 100% of the CEO’s equity compensation for 2015 as contingent on achieving a minimum stock price performance threshold.

•	Our CEO’s total direct compensation for 2015 (comprised of salary, bonus and equity awards) was 54% lower than 2014 and was approximately 15% below the 25th percentile for peer group CEOs.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND ELEMENTS

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program provides the following three primary elements of compensation:

•	Base salary. Our named executive officers receive base salary so that we can recognize them for their day-to-day contributions and provide competitive pay that encourages retention and recruitment..

•

Annual performance-based bonus.    We establish an incentive bonus plan on an annual basis, under which our named executive officers each have an opportunity to receive a bonus. typically paid in cash, upon achievement of certain performance objectives derived from the internal strategic plan we establish for the company each year. The bonuses are intended to motivate our executives to achieve our financial and strategic objectives. These bonuses are not guaranteed. Bonuses in 2015 were not only below the target opportunity provided to each eligible named executive officer, but were paid in the form of fully vested RSUs rather than cash, exhibiting discipline from a cash management perspective and a desire to more closely align executives’ interests with shareholders.

•

Long-term equity compensation.    We provide equity-based compensation to our named executive officers to better align their interests with the interests of our shareholders as well as to motivate our officers to enhance the long-term performance of RealNetworks. Equity awards also are an important retention tool for us because the awards typically vest over a multi-year period. Other than our CEO, none of the incumbent named executive officers received a long-term equity award in 2015; Ms. Thomas did, however, receive a long-term inducement award upon her hire in January 2015. Mr. Glaser’s 2015 long-term equity award was an option to purchase 200,000 that vests only upon achievement of a greater than 50% increase in total shareholder return over the three-year period following the grant date. Mr. Glaser also received an option award in 2015 to acquire 45,398 shares that was granted in lieu of $150,000 of cash salary; the company does not view this salary replacement option as part of Mr. Glaser’s long-term equity compensation.

These elements provide incentives to encourage our executives to appropriately balance their focus between our short-term and long-term strategic goals.

We believe that there are multiple, dynamic factors that contribute to the success of our businesses and the individuals that lead those businesses. Moreover, we recognize that our business and the industry in which we operate are constantly evolving and highly competitive in nature. Our approach to executive compensation, therefore, has been to avoid adopting a strict, formulaic structure and to instead allow for a more nuanced and customized system. Under our executive compensation program, we consider the needs of our businesses and our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our executive compensation packages also contain certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available benefits. In general, we provide very limited executive perquisites, and we do not provide our executives with tax gross ups or supplemental retirement plans.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

The Roles of our Board, Compensation Committee and Chief Executive.    Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our chief executive officer’s compensation. Our Compensation Committee reviews and recommends the chief executive officer’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our chief executive officer’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our chief executive officer provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the chief executive officer’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2015, our chief executive officer attended all Compensation Committee meetings at the request of the Committee. However, no executive officer was present for the portion of a Compensation Committee meeting during which his or her own compensation was discussed or determined.

The Role of the Compensation Consultant.    Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to RealNetworks and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups and Surveys.    In early 2016, with the oversight of our Compensation Committee, F.W. Cook performed an executive compensation review that included identifying a peer group of companies (the “2016 Peer Group”) to be used by us for the purpose of comparing our executive compensation to the market. Although this 2016 market analysis was not available when most 2015 executive compensation decisions were made, this data is helpful in putting the 2015 compensation into context. The 2015 compensation decisions were primarily based upon peer group and market data compiled by F.W. Cook in October of 2013, which was updated in part in October 2014. The peer group developed by F.W. Cook in October 2013 was comprised of the following 17 publicly traded, U.S.-based internet and software companies:

Avid Technology, Inc.	Harmonic Inc.	Shutterfly Inc.
Blucora, Inc.	Limelight Networks, Inc.	Take-Two Interactive, Inc.
Blue Nile, Inc.	LogMeIn Inc.	Travelzoo Inc.
Constant Contact, Inc.	Move Inc.	ValueClick, Inc.
Dice Holdings, Inc.	OpenTable Inc.	Vocus, Inc.
Digital River, Inc.	Rosetta Stone Inc.

With the oversight of our Compensation Committee, in October 2014 F.W. Cook provided comparisons of RealNetworks’ executive compensation to the pay data from the October 2013 market study. The October 2013 Peer Group was adjusted to remove Vocus, Inc. following its recapitalization as a privately held company in June 2014. (Conversant, Inc. was acquired by Alliance Data Systems on December 10, 2014, subsequent to our October 2014 compensation study update.) The 2015 compensation arrangements of our executives were analyzed and assessed in relation to the October 2014 market data, including the compensation for Ms. Thomas at the time of her hire and for Mr. Parham in connection with his January 2015 base salary adjustment. Our Compensation Committee deemed these executive arrangements to be appropriate.

The 22 companies in the 2016 Peer Group are publicly traded, U.S.-based software and media content companies, and were selected to reflect our smaller size following recent organizational changes and, in our view, were competitors of ours for purposes of recruiting executive talent. The companies comprising the 2016 Peer Group are:

Angie’s List	DHI Group	Rosetta Stone Inc.
Autobytel	eGain	SeaChange International
Avid Technology, Inc.	Glu Mobile	Spark Networks
Blucora, Inc.	Harmonic Inc.	TechTarget
Blue Nile, Inc.	Limelight Networks, Inc.	Travelzoo Inc.
Brightcove	Marchex	United Online
Carbonite	QuinStreet	XO Group
Demand Media

The 2016 Peer Group includes seven of the companies that had been included in the October 2013 peer group, as updated in October 2014, however, most of the prior peer group companies were removed due to strategic transactions at those companies that caused them to no longer meet our threshold requirements for the peer group (e.g., becoming privately held, or merging into other organizations) or because those companies moved either above or below a comparable market capitalization, recognizing that RealNetworks’ market capitalization has declined over the past several years.

We consider multiple data sources for assessing our compensation practices. Although we consider competitive market data regarding compensation in order to achieve our goals to recruit and retain our executives, we do not attempt to maintain a certain target percentile within a peer group, nor do we rely solely on such market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, for example, general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results.    We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2015 annual meeting of shareholders, which took place in our fourth fiscal quarter, our shareholders approved the compensation of our named executive officers as disclosed in our 2015 proxy statement by a vote of approximately 77% of the votes cast on the proposal. By the time that this vote was conducted, most of the decisions relating to the 2015 compensation of our executive officers had been made. More influential to 2015 compensation decision making was the 85% support of shareholders at the 2014 annual meeting. We highly value the input of our shareholders, and, the Compensation Committee, with input from F.W. Cook, has carefully considered the results of the 2015 say-on-pay vote and has engaged in discussions regarding shareholder outreach efforts. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2016 and future compensation programs for our executive officers.

2015 COMPENSATION

Chief Executive Officer Compensation

Mr. Glaser was named chief executive officer in July 2014, after having served as our chief executive officer from the founding of RealNetworks until January 2010, and then returning as interim chief executive officer in July 2012. When Mr. Glaser accepted the role of interim chief executive officer in July 2012, the Compensation Committee engaged F.W. Cook to assist in the design of a compensation package for Mr. Glaser. In connection with this engagement, F.W. Cook compiled a peer group, generally in line with the peer group established for the other executive officers in October 2013, and presented to the Compensation Committee its analysis and recommendations regarding the compensation arrangements for Mr. Glaser, which included base salary, annual performance-based cash bonus, and long-term, performance-based equity compensation. Based upon the F.W. Cook analysis, the Compensation Committee recommended, and the full Board of Directors approved, certain basic compensation arrangements that were in place on an interim basis through the first half of 2014 and then a more complete compensation package as reflected in the offer letter dated July 24, 2014 governing compensation for the second half of 2014.

Mr. Glaser’s compensation for 2015 was based on the compensation package approved by the Board in July 2014, upon recommendation of the Compensation Committee as advised by F.W. Cook and after considering the company’s compensation strategy, internal factors, competitive factors and applicable regulatory requirements. For 2015, Mr. Glaser’s compensation package included (i) an annualized base salary of $450,000, which was supplemented with $150,000 worth of stock options; (ii) an annual cash incentive bonus opportunity equal to 100% of his annual cash base salary, payable upon the achievement of certain performance objectives set by the Board; (iii) a long-term performance based equity award; (iv) severance arrangements as more fully described below; (v) certain perquisites, which for 2015 included facilities-related costs attributable to his personal assistant; and (vi) generally available employee benefits.

The annualized total compensation value targeted by the Compensation Committee for Mr. Glaser, assuming all bonus goals were achieved, was below the median for peer chief executives in F.W. Cook’s 2016 executive compensation review, and Mr. Glaser’s actual 2015 compensation was below the 25th percentile of the take-home total compensation for chief executive officers in the 2016 Peer Group companies. Furthermore, his total compensation was lower by 54% compared to 2014. Mr. Glaser’s 2015 equity compensation was fully performance based, with a long-term performance option covering 200,000 shares vesting only upon achievement of a greater than 50% increase in total shareholder return over the three-year period following grant, and an option award to acquire 45,398 shares that was issued in lieu of $150,000 of cash salary.

Salary Options.    Although Mr. Glaser’s intended base salary value was $600,000, consistent with the three prior years, the Compensation Committee determined that part of Mr. Glaser’s base salary would be provided as a stock option because the Compensation Committee believed that a higher proportion of his compensation should be related to the company’s performance. The stock option in lieu of salary for 2015, granted on January 22, 2015, covered 45,398 shares of our common stock with an exercise price equal to $6.78 per share, which was the closing price of our common stock on the date of grant, and because these were in lieu of annual 2015 salary, the salary replacement options vested ratably each month over 2015 until fully vested as of December 31, 2015. This salary replacement option was granted pursuant to the 2005 Plan.

Annual Performance-Based Bonus.    The Board determined that Mr. Glaser would be eligible to participate in the 2015 Executive Bonus Plan, which is discussed in detail below. His target bonus opportunity was equal to 100% of his cash base salary, based upon achievement of the pre-established company revenue and adjusted EBITDA goals and the shared strategic goals, plus his own individual, strategic objectives, all of which are set forth in the discussion below. At the time of adoption of the 2015 Executive Bonus Plan, the Compensation Committee determined that any bonuses approved pursuant to the plan would be paid to executives in the form of fully vested RSUs. Accordingly, in February 2016, the Board approved a bonus for Mr. Glaser, pursuant to the 2015 Executive Bonus Plan, equal to $337,500 or 75% of his annual cash base salary, payable in a number of RSUs calculated using the closing price of the company’s common stock on the NASDAQ Stock Market on February 18, 2016.

Long-Term Performance-Based Equity Award.    On December 31, 2015, the Board, upon recommendation of the Compensation Committee, granted to Mr. Glaser a long-term performance-based option to purchase 200,000 shares of our common stock at an exercise price per share equal to $4.25, the closing price of our common stock on the grant date. The Compensation Committee viewed this as the “annual” portion of the equity award, with the 2015 salary replacement option comprising the rest of his total 2015 equity awards. The 2015 annual performance option is eligible to vest upon the achievement, no later than the third anniversary of the grant date, of an absolute increase in total shareholder return of RealNetworks’ common stock, using a trailing 90-day average stock price (as adjusted to reflect any dividends), of greater than 50% over the closing price of RealNetworks’ common stock as reported on the Nasdaq Stock Market on the grant date (the “TSR Goal”), and if the TSR Goal is achieved and subject to Mr. Glaser’s continued employment with us through the date on which the Board certifies achievement of the TSR Goal, then the performance option shall vest at a rate of 1/48th each month following the grant date for a total vesting period of four years, with retroactive vesting upon the achievement of the TSR Goal if applicable, but in each case subject to Mr. Glaser’s continued employment with us. The performance option is exercisable for up to seven years from the grant date, unless earlier terminated, and was granted pursuant to the 2005 Plan.

In the event of a change in control, as defined in the severance agreement between the company and Mr. Glaser dated July 24, 2014, while the performance option is outstanding but prior to the achievement of the TSR Goal, if the TSR Goal otherwise would be deemed achieved as measured by substituting for the trailing 90-day average stock price, the fair market value of our common stock immediately prior to the change in control (as adjusted to reflect any dividends), then the TSR Goal will be deemed achieved as of such date.

Mr. Glaser’s long-term incentive value for 2015, excluding the salary replacement option, was below the peer median. Further, Mr. Glaser’s long-term incentive value, which excludes salary replacement options for each year, was 75.5% lower than 2014. Finally, the Compensation Committee’s view is that Mr. Glaser’s annual equity was 100% performance-based, since the long-term option requires a minimum 50% price increase to be eligible to vest.

The following table shows equity awards granted to Mr. Glaser in 2015, 2014 and 2013:

	Annual Equity Awards			Grants Outside the Annual Equity Award Program			Total Equity Awards
	Performance- based Options	Time-based Options	Total Annual Equity	Prior Year Salary Options	Current Year Salary Options	CEO Promotion RSUs
2015	$268,000	$0	$268,000	$0	$150,000	$0	$418,000
2014	$1,096,000	$0	$1,096,000	$149,999	$149,997	$749,998	$2,145,994
2013	$0	$1,938,850	$1,938,850	$0	$0	$0	$1,938,850

% Change 2015 over 2014			(75.5)%				(80.5)%
% of Peer Median for 2015			(61.0)%				(47.0)%

Stock Ownership.    While he serves as our chief executive officer, Mr. Glaser is expected to hold shares of our common stock equal to at least ten times his annual base salary.

Overall CEO Compensation Package.    Our Board of Directors and our Compensation Committee believe that the 2015 compensation arrangements for Mr. Glaser were appropriate, in particular given that a significant portion, just over 60%, of the value of his 2015 compensation is equity-based requiring a greater than 50% increase in our stock price in the three-year period following grant in order for Mr. Glaser to realize any value. The 2015 compensation package for Mr. Glaser resulted in total direct compensation below the median for the 2016 Peer Group.

Base Salaries

Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy. With Mr. Glaser’s return to operational leadership of RealNetworks in July 2012, the hiring of all but one of our current executives within the last three years, and the January 2015 adjustment to Mr. Parham’s salary, the base salaries of all of our executives have been recently established or adjusted. Mr. Parham’s January 2015 salary adjustment was implemented by the Compensation Committee in recognition of an expansion of his duties and the results of the October 2014 update in comparable peer data. The base salaries for our other incumbent named executive officers was also evaluated against data generated by F.W. Cook in its October 2014 market update.

The following table shows the annualized cash base salaries paid to our continuing named executive officers in 2015, with a comparison to 2014 (note that the salaries of the departed executives, Mr. Bali and Mr. Wan, remained consistent from 2014 to 2015):

Name	2015 Base Salary		2014 Base Salary		Year-over- year Change
Rob Glaser	$450,000	(1)	$450,000	(1)	—
Marjorie Thomas	$325,000	(2)	—		—
Michael Mulica	$400,000		$400,000	(3)	—
Michael Parham	$300,000		$260,000		15%
Max Pellegrini	$400,000		$400,000		—

(1)	Mr. Glaser also received a salary replacement option award valued at $150,000 at grant, as described above.

(2)	Hired in January 2015; amount reflects annualized salary rate (actual 2015 salary paid was $316,458).

(3)	Hired in June 2014; amount reflects annualized salary rate (actual 2014 salary paid was $225,897).

Annual Performance-Based Bonuses

In February 2015, the Compensation Committee established our 2015 Executive Bonus Plan, which is our performance-based cash bonus program, in order to motivate and reward an individual’s annual contribution to company performance. The Executive Bonus Plan is administered pursuant to the 2005 Plan. The Executive Bonus Plan pays an annual bonus, typically in the form of cash, to executives based on the achievement of pre-established financial and strategic objectives consistent with our internal strategic plan previously established by the Board in consultation with management. Since the strategic plan for 2015 was divided into two six-month plans, the Compensation Committee aligned the 2015 Executive Bonus Plan’s performance measurement period with those two six-month financial planning and budgeting periods for fiscal year 2015.

Each of our named executive officers was eligible to participate in the 2015 Executive Bonus Plan, except for Messrs. Bali and Wan, who departed from the company in 2015. Mr. Glaser had a target bonus opportunity equal to 100% of his annual cash base salary and each of the other executives had a target bonus opportunity equal to 75% of his or her annual base salary. The Compensation Committee reviewed the targets and deemed them appropriate based on internal equity considerations and the desire to emphasize teamwork to achieve the company’s performance objectives. Neither Mr. Bali nor Mr. Wan participated in the 2015 Executive Bonus Plan, as they departed from the company prior to the payment of bonuses under the 2015 Executive Bonus Plan. Mr. Wan departed sufficiently early in 2015 that he was never considered to be eligible under the 2015 Executive Bonus Plan; Mr. Bali was considered to be eligible under the plan, with a bonus opportunity equal to 75% of his annual base salary, but became ineligible upon his departure later in 2015. Instead of any bonus under the 2015 Executive Bonus Plan, Mr. Bali was paid a bonus of $112,500 in 2015 as part of his severance, as prescribed by the terms of his offer letter. Mr. Wan was paid a retention bonus equal to $265,000 in 2015 in consideration for his efforts to ensure a smooth transition of responsibilities to Ms. Thomas.

The following elements were applicable to our 2015 Executive Bonus Plan.

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Performance Criteria — The performance criteria used to determine the annual bonuses for the participating named executive officers were revenue and adjusted EBITDA for either divisional results or corporate results, or both, depending upon whether the executive had divisional responsibility. The Compensation Committee’s philosophy is to establish performance goals for executives that reflect our strategy of producing financial results that (a) are in the interests of our company and shareholders, (b) have a degree of difficulty that the Compensation Committee considers to be challenging but achievable with significant effort and skill, and (c) require a high level of financial performance in the context of the present state of our business and the annual budget

Consistent with this strategy, the Compensation Committee established revenue as a performance metric under the 2015 Executive Bonus Plan because it was a key element of our 2015 business plan and we consider revenue to be a key driver of our growth and success. The Compensation Committee also established adjusted EBITDA as a performance metric under the 2015 Executive Bonus Plan in order to reward our executives for maintaining fiscal responsibility, implementing our cost reduction program, and achieving short-term profitability and therefore, like revenue, aligning the interests of plan participants with those of the company and its shareholders. Performance criteria for our participating named executive officers also included both individual and shared non-financial strategic goals intended to motivate each executive and the executive team as a whole to accomplish specific goals that would drive our growth and strong financial performance

Unlike in the previous year, under the 2015 Executive Bonus Plan goals were set and achievement was measured as one-third based on financial results and individual strategic goals for the first half of 2015, one-third based on financial results for the second half of 2015, and one-third based on shared strategic goals for the executive team. The reason for this change from the prior year was to align the 2015 Executive Bonus Plan with the strategic plan for 2015, which was divided into two six-month plans rather than a full 12-month plan

The following table indicates the 2015 performance goals for each named executive officer who participated in the 2015 Executive Bonus Plan, as well as the weightings of the goals:

	First Half of 2015 (1/3)			Second Half of 2015 (1/3)		Shared Strategic Goals (1/3)
	Revenue Goals	Adjusted EBITDA(1) Goals	Individual Goals	Revenue Goals	Adjusted EBITDA(1) Goals
Corporate executives — revenue and adjusted EBITDA goals are based on company-wide results
Rob Glaser	Company Revenue (weighted at 60%)	Company Adjusted EBITDA (weighted at 20%)	Product and business development goals; growth and profitability goals	Company Revenue (weighted at 75%)	Company Adjusted EBITDA (weighted at 25%)	Shared Goals below, plus approval of 2016 budget no later than 01/15/16, and achievement of Rhapsody revenue plan

Marjorie Thomas	Company Revenue (weighted at 60%)	Company Adjusted EBITDA (weighted at 20%)	Achieve operating expense goals; support strategic goals of businesses	Company Revenue (weighted at 75%)	Company Adjusted EBITDA (weighted at 25%)	Shared Goals for Entire Executive Team: achieve certain goals relating to RealTimes distribution, achieve contract goal relating to ringback tones product distribution, and implement cost reduction program
Michael Parham	Company Revenue (weighted at 60%)	Company Adjusted EBITDA (weighted at 20%)	Cost reduction goals; support strategic goals of businesses	Company Revenue (weighted at 75%)	Company Adjusted EBITDA (weighted at 25%)

Business executives — revenue and adjusted EBITDA goals are based on divisional results
Michael Mulica	Mobile Entertainment & RealPlayer Division Revenue (weighted at 30% each)	Mobile Entertainment & RealPlayer Division Adjusted EBITDA (weighted at 20% combined)	Mobile carrier and other distribution partner goals; cost savings goals	Mobile Entertainment & RealPlayer Division Revenue (weighted at 37.5% each)	Mobile Entertainment & RealPlayer Division Adjusted EBITDA (weighted at 25% combined)	Shared Goals above

Max Pellegrini	Mobile Entertainment & RealPlayer Division Revenue (weighted at 30% each)	Mobile Entertainment & RealPlayer Division Adjusted EBITDA (weighted at 20% combined)	Product development and launch goals; monetization and commercialization goals	Mobile Entertainment & RealPlayer Division Revenue (weighted at 37.5% each)	Mobile Entertainment & RealPlayer Division Adjusted EBITDA (weighted at 25% combined)	Shared Goals above

(1)	Adjusted EBITDA is a non-GAAP financial measure used by RealNetworks management in reporting financial results and is defined by the company as operating income (loss) including other income (expense) net, but excluding the impact of the following: depreciation and amortization; acquisitions-related intangible asset amortization; stock-based compensation; restructuring and other charges; lease exit and related charges; and extinguishment of liability.

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Performance Targets and Actual Performance — Target performance goals for the financial criteria were set based on objectives in our internal strategic plan for 2015, which was composed of a first half plan and a second half plan. The first- and second-half strategic plans for 2015 served as the basis for company revenue and adjusted EBITDA targets and for Mobile Entertainment and RealPlayer divisional revenue and adjusted EBITDA targets under the Executive Bonus Plan. The following table shows the target and actual revenue and adjusted EBITDA goals that applied to the specified named executive officer:

	Target		2015 Actual
Revenue Goals:
1H15 Company Revenue (Glaser, Thomas, Parham)	$68.3M		$66.2M
2H15 Company Revenue (Glaser, Thomas, Parham)	$60.0M		$59.8M
1H15 Mobile Entertainment Revenue (Mulica, Pellegrini)	$33.6M		$33.2M
2H15 Mobile Entertainment Revenue (Mulica, Pellegrini)	$33.8M		$32.3M
1H15 RealPlayer Division Revenue (Mulica, Pellegrini)	$15.7M		$15.5M
2H15 RealPlayer Division Revenue (Mulica, Pellegrini)	$13.2M		$13.8M
Adjusted EBITDA Goals:
1H15 Company Adj EBITDA (Glaser, Thomas, Parham)	($33.4M	)	($30.1M	)
2H15 Company Adj EBITDA (Glaser, Thomas, Parham)	($17.0M	)	($15.2M	)
1H15 Mobile Entertainment Adj EBITDA (Mulica, Pellegrini)	$1.1M		$0.7M
2H15 Mobile Entertainment Adj EBITDA (Mulica, Pellegrini)	$2.6M		$2.9M
1H15 RealPlayer Division Adj EBITDA (Mulica, Pellegrini)	($19.3M	)	($17.5M	)
2H15 RealPlayer Division Adj EBITDA (Mulica, Pellegrini)	($12.7M	)	($13.4M	)

All of the continuing named executive officers were determined to have partially achieved the strategic goals for 2015 and Mr. Glaser was determined to have achieved his two additional strategic goals. Bonus payouts to the continuing named executive officers other than CEO were commensurate and formulaic based on the achievement level. For Mr. Glaser, the Board exercised negative discretion to reduce the bonus payout to be lower than the formulaic amount.

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Payout Structure — The overall payout structure ensured that there was no ability for participants in the 2015 Executive Bonus Plan to earn awards greater than target for adjusted EBITDA or revenue performance unless revenue or adjusted EBITDA performance, respectively, was at least at target, the rationale for which was to emphasize the need for both growth and operational discipline.

The payout mechanics of the 2015 Executive Bonus Plan based on financial metrics were as follows:

Revenue
Attainment	Incentive Payout(1)
<90%	No payout
90% - 100%	50 - 100%
100% - 120%+	100% - 200%

Adjusted EBITDA
Attainment	Incentive Payout(2)
<$2M below budget	No payout
$2M below, up to budget	50 - 100%
Budget to >$2M above	100% - 200%

(1)	Payout based on revenue goals was capped at 100% unless the adjusted EBITDA attainment reached 100%.

(2)	Payout based on adjusted EBITDA goals was capped at 100% unless the revenue attainment reached 100%.

The 2015 Executive Bonus Plan included a discretionary modifier to adjust the calculated payout for an individual executive officer upward or downward by up to 25%, based on such factors as shareholder value creation, revenue growth, cash flow generation, use of capital, or other considerations that the Compensation Committee deemed relevant. Notwithstanding the performance and payout targets established under the 2015 Executive Bonus Plan, the Compensation Committee reserved the right to adjust performance and payout targets based on acquisitions or dispositions of assets and also decrease or eliminate an executive officer’s award before it was paid. However, under the 2015 Executive Bonus Plan, no upward adjustments in bonus payouts were permitted with respect to certain participants, including the company’s chief financial officer or any president. Executive officers were required to be employed on the date award payments were made in order to be eligible to receive payment under the 2015 Executive Bonus Plan, except in the case of death or disability.

Under the 2015 Executive Bonus Plan, the actual payouts as a percentage of target and of base salary for each of our continuing named executive officers other than our CEO was made pursuant to the formula based on goal achievement, with no discretion being applied. For Mr. Glaser, the Board exercised negative discretion, reducing the bonus payout by approving an actual payout equal to 75% of his annual cash salary rather than applying the formula, which would have resulted in a higher payout. The payment calculated for Ms. Thomas was prorated for service since she was a mid-year new hire. The dollar-equivalent payouts earned for performance under the 2015 Executive Bonus Plan were as follows:

Name and Title	Target Payout under 2015 MBO Plan (as a percentage of base salary)	Actual Payout under 2015 MBO Plan (as a percentage of base salary)		Actual Payout Amount under 2015 MBO Plan(1)
Rob Glaser	100%	75%		$337,500
Marjorie Thomas	75%	66	%(2)	$206,586
Michael Mulica	75%	68%		$273,952
Michael Parham	75%	70%		$210,282
Max Pellegrini	75%	68%		$272,127

(1)	Payouts were in the form of fully vested RSUs rather than cash, with Mr. Glaser being granted 95,338 shares, Ms. Thomas 58,357 shares, Mr. Mulica 77,387 shares, Mr. Parham 59,401 shares, and Mr. Pellegrini 76,872 shares.

(2)	Percentage is calculated based on the actual, prorated cash salary earned in 2015.

Special Cash Bonus Awards

From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. We believe that these bonus awards are consistent with our overall executive compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address the needs of our businesses, which operate in a constantly evolving and highly competitive environment.

Signing Bonus.    Pursuant to our offer letter to Ms. Thomas, dated December 23, 2014, she was paid a signing bonus of $100,000, subject to repayment in full if she voluntarily leaves her employment with

RealNetworks other than for good reason (as defined in the offer letter) within 12 months of her start date. The Compensation Committee believed that this signing bonus was necessary to recruit Ms. Thomas to the company.

Discretionary Bonus.    In connection with his departure from the company, Mr. Wan was paid $265,000 in 2015 in consideration for his efforts to ensure a smooth transition of responsibilities to Ms. Thomas. Pursuant to his offer letter with the company, Mr. Bali was paid severance in connection with his departure from the company that included the equivalent of a prorated incentive bonus of $112,500 and a transaction bonus of $87,500 related to the sale of the company’s Slingo and social casino games business in August 2015.

The Role of Long-Term Equity Awards

Because the value of an equity award is dependent on our stock price, our equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the long-term performance of RealNetworks. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient.

In August 2012, following a review of our equity compensation program and practices in light of our overall compensation program objectives and upon the recommendation of management, the Compensation Committee determined that, going forward, awards of stock options would serve as our primary equity vehicle. The rationale for this decision was to motivate executives to focus on increasing shareholder value. In addition, having approved significant performance-based equity awards to Mr. Glaser in late 2012, to Mr. Pellegrini upon his hire in early 2013, and to Mr. Mulica in 2015, the Compensation Committee has emphasized performance-based awards in order to focus our executives on improving company performance.

2015 Option Awards.    On January 22, 2015, in connection with the commencement of her employment with us, the Compensation Committee granted a time-based stock option to Ms. Thomas to acquire 200,000 shares of common stock with an exercise price equal to $6.78, the closing price of our common stock on the grant date. The option vests 25% on the one-year anniversary, subject to continued employment, then vests an additional 12.5% at the expiration of each successive six months of continued employment. This award is larger than a typical annual award for the role and includes an inducement portion to attract and align, which is not expected to be continued at the same level in the future. The Compensation Committee believed that the award was appropriate as part of the compensation package necessary to recruit Ms. Thomas to the company.

On July 22, 2015, upon Mr. Glaser’s recommendation, the Compensation Committee granted a performance-based stock option to Mr. Mulica to acquire 75,000 shares of common stock with an exercise price equal to $5.10, the closing price of our common stock on the grant date. The option was intended to drive distribution partnerships for the company. The awards were scheduled to vest to the extent that distribution agreements with certain mobile carrier partners were consummated no later than December 31, 2015. The Compensation Committee deemed the achievement of these goals to be very challenging such that significant effort would be required for attainment. On January 26, 2016, the Compensation Committee certified that with the execution in 2015 of distribution agreements with each of Verizon Communications and KDDI Corporation the performance goals had been achieved and the option was deemed fully vested and exercisable as of such date.

Neither Mr. Parham nor Mr. Pellegrini was granted any equity awards in 2015, and no equity was granted to either of the departed executives in 2015.

See the section entitled “Chief Executive Officer Compensation” for a discussion of Mr. Glaser’s 2015 option awards. As discussed, he was granted an option valued at $150,000 in 2015 as a supplement to his cash salary, plus a long-term option that is 100% performance based and requires price appreciation of at least 50% above the grant price within three years of the grant date in order to be eligible to vest. This performance option granted in December 2015 reflected the “annual” long-term incentive portion of Mr. Glaser’s 2015 compensation and 100% of it was performance contingent.

Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control

Benefits.    Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees in the geographic region in which their customary employment is based. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase our common stock at a 15% discount from the closing sale price of our common stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years. Our executive officers are eligible to participate in the benefit programs described above on the same basis as our other employees.

Perquisites.    We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer. In 2015, we imputed the costs associated with the occupancy of office space and parking in our headquarters building by Mr. Glaser’s personal assistant; all of these amounts have been reported as taxable income to Mr. Glaser. For Ms. Thomas, as negotiated at the time of her hire and reflected in her offer letter, we reimbursed her $20,408 for costs relating to her relocation to Seattle. For Mr. Bali, as negotiated at the time of his hire and reflected in his offer letter, we reimbursed him $12,588 for costs relating to the relocation of his family to Seattle. These relocation benefits are subject to prorated repayment if the executive voluntarily leaves his or her employment with RealNetworks other than for good reason (as defined in the offer letter) within 12 months of his or her start date. There were no other special benefits or perquisites provided to any other named executive officer in 2015.

Severance Benefits.    We have entered into arrangements with each of our named executive officers pursuant to which the executive may become entitled to receive severance benefits upon a qualifying termination of employment. Additionally, Mr. Glaser’s arrangements provide that if his employment terminates, but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in our group health plans or we may provide him with an annual cash payment equivalent to our premium cost for his participation in our group health plan. The terms of the severance benefits that each named executive officer is eligible to receive were negotiated with the executive at the time of his or her hire. The Compensation Committee believes that these severance benefits are appropriate in order to provide competitive compensation and enable the company to recruit and retain talented executives.

Historically our practice was to pay modest severance upon a voluntary termination, if an executive provided notice to us of at least 90 days, in order to encourage our executives to provide us with sufficient notice in advance of a departure to allow for an orderly transition period. In August 2012, the Compensation Committee, upon recommendation of Mr. Glaser, ended this practice going forward.

In 2015, although he received no severance pay, Mr. Wan was paid an incentive transition bonus of $265,000 to remain with the company subsequent to the turnover of the CFO role to Ms. Thomas in order to ensure a smooth transition of responsibilities for this key management role. In addition, in line with his offer letter, Mr. Bali received severance equal to 15 months of his base salary, payable ratably over the 15-month term.

Severance and Change in Control Benefits.    We entered into a severance agreement with Mr. Glaser pursuant to which he is eligible to receive certain severance benefits upon a qualifying termination in connection with a change in control. With all of our other named executive officers, we have agreed to “double-trigger” change in control and severance arrangements (the “CIC Agreements”). These agreements were entered into in order to encourage the retention and commitment of these executives during times of leadership transition and restructuring activities. Each of Ms. Thomas, and Messrs. Bali, Mulica and Pellegrini entered into a CIC Agreement in connection with his or her hire. The Compensation Committee last reviewed our change in control severance practices as compared to our peers, including the results of a study of peer practices compiled by F.W. Cook in August 2012. The Compensation Committee determined that our practices in this regard were in line with those of our peers, but that certain adjustments would be considered.

Our CIC Agreements provide for severance benefits if the employment of the executive is terminated without “cause” or such executive resigns for “good reason” (as such terms are defined in the CIC Agreement) during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control. Mr. Bali’s CIC Agreement also provided for a special payment in the event of a divestiture of certain portions of the company’s business prior to the fourth anniversary of such agreement; pursuant to this provision, Mr. Bali was paid a transaction bonus of $87,500 in connection with the August 2015 sale of our Slingo and social casino games business. In addition, under our equity incentive plans, our executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executive’s full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction.

The severance and change in control arrangements are described in further detail in the section below entitled, “2015 Potential Payments Upon Termination of Employment of Change-in-Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. Our Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to seek to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that from time to time we may enter into compensation arrangements under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification Topic 718, Compensation — Stock Compensation. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2015 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2016 annual meeting of shareholders.

The Compensation Committee

of the Board of Directors

Janice Roberts, Chair

Michael T. Galgon

Dawn G. Lepore

Dominique Trempont

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2015, 2014 and 2013

The table below sets forth compensation information for (i) the individuals who served as our chief executive officer and chief financial officer during 2015, (ii) our three most highly compensated executive officers, other than our chief executive officer or chief financial officer, who served as executive officers as of December 31, 2015, and (iii) an additional individual who was one of our most highly compensated executive officers for fiscal 2015 but he no longer served as an executive officer of RealNetworks as of December 31, 2015. We refer to these seven individuals throughout this report as our “named executive officers” for 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Robert Glaser(6)	2015	450,000	—	—	418,000	337,500	5,654	1,211,154
Founder, Chairman and Chief Executive Officer	2014	450,000	—	749,998	1,395,996	—	44,899	2,640,893
	2013	450,000	244,492	—	1,938,850	—	14,302	2,647,644

Marjorie O. Thomas(7)	2015	316,458	100,000	—	382,740	206,586	25,568	1,031,352
Senior Vice President, Chief Financial Officer and Treasurer

Michael Mulica(8)	2015	400,000	—	—	108,930	273,952	4,941	787,823
Former President, Worldwide Sales and Business Development	2014	225,897	300,000	—	1,189,550	—	2,733	1,718,180

Michael Parham(9)	2015	300,000	—	—	—	210,282	4,131	514,413
Senior Vice President, General Counsel and Corporate Secretary	2014	260,000	—	—	—	80,000	580	340,580
	2013	260,000	—	—	343,056	98,868	4,472	706,396

Massimiliano Pellegrini(10)	2015	400,000	—	—	—	272,127	4,605	676,732
President, Products and Marketing	2014	400,000	—	—	237,910	191,000	14,615	843,525
	2013	344,102	275,000	—	1,924,510	166,067	22,037	2,731,716

Atul Bali(11)	2015	300,000	200,000	—	—	—	116,878	616,878
Former President, Games	2014	278,974	305,000	—	981,080	—	13,249	1,578,303

Tim Wan(12)	2015	110,342	265,000	—	—	—	5,244	380,586
Former SVP, Chief Financial Officer and Treasurer	2014	285,000	—	—	—	—	2,954	287,954
	2013	285,000	—	—	571,760	125,047	4,292	986,099

(1)	The amount shown for Ms. Thomas reflects the portion of her respective annualized 2015 base salary of $325,000 that was earned from the commencement of her employment with RealNetworks, which was January 15, 2015, through the end of fiscal year 2015.

(2)	The 2015 bonus amount reported for Mr. Bali represents (i) a prorated incentive bonus of $112,500 and (ii) a transaction bonus of $87,500 related to the sale of the Company’s social casino and Slingo games business in August 2015, both in accordance with the terms of his offer letter. See the section of the Compensation Discussion and Analysis entitled “2015 Compensation — Special Cash Bonus Awards.”

(3)	The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2005 Plan, determined in accordance with financial accounting rules, rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.

(4)

The amounts reported represent cash incentive compensation which is based on performance in the year shown. This performance-based incentive compensation is discussed in further detail in the Compensation Discussion and Analysis in the section entitled “2015 Compensation — Annual Performance-Based Bonuses.” The bonuses determined to be payable pursuant to the 2015 Executive Bonus Plan were paid in the form of fully vested RSUs rather than in cash, with Mr. Glaser being granted 95,338 shares, Ms. Thomas

58,357 shares, Mr. Mulica 77,387 shares, Mr. Parham 59,401 shares, and Mr. Pellegrini 76,872 shares of fully vested RSUs. The bonuses, paid in the form of fully vested RSUs, were treated as stock-based compensation pursuant to Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

(5)	All other compensation generally consists of RealNetworks’ 401(k) company match of up to $3,975 and life insurance premiums paid by RealNetworks for the benefit of the named executive officer. For Mr. Glaser, however, all other compensation is comprised of $4,688 for office space and parking for Mr. Glaser’s personal assistant and $966 for life insurance premiums paid by RealNetworks for the benefit of Mr. Glaser. For Ms. Thomas, all other compensation is comprised of $20,408 for relocation costs pursuant to the terms of her offer letter as described in the Compensation Discussion and Analysis in the section entitled “2015 Compensation — Perquisites,” and also $3,859 and $1,301 for the 401(k) match and life insurance premiums, respectively, paid by RealNetworks for the benefit of Ms. Thomas. For Mr. Bali, all other compensation is comprised of $12,588 for relocation costs pursuant to the terms of his offer letter as described in the Compensation Discussion and Analysis in the section entitled “2015 Compensation — Perquisites,” and severance of $100,000 paid in 2015 pursuant to the terms of his offer letter (with $400,000 in severance remaining to be paid to Mr. Bali ratably throughout 2016), and also $3,975 and $315 for the 401(k) match and life insurance premiums, respectively, paid by RealNetworks for the benefit of Mr. Bali.

(6)	Mr. Glaser was named interim Chief Executive Officer in July 2012 and permanent Chief Executive Officer in July 2014.

(7)	Ms. Thomas was appointed Senior Vice President, Chief Financial Officer and Treasurer effective February 4, 2015.

(8)	Mr. Mulica commenced employment as an executive officer of RealNetworks as President, Worldwide Sales and Business Development effective June 6, 2014, and transitioned from an executive officer to a consultant to the Company effective May 1, 2016.

(9)	Mr. Parham was appointed Senior Vice President, General Counsel and Corporate Secretary in 2012.

(10)	Mr. Pellegrini commenced employment as an executive officer of RealNetworks as President, Mobile Entertainment effective February 20, 2013, and was named President, Products and Marketing effective June 2014.

(11)	Mr. Bali commenced employment as an executive officer of RealNetworks as President, Games effective April 21, 2014, and departed the company effective October 1, 2015.

(12)	Mr. Wan resigned from his position as Senior Vice President, Chief Financial Officer and Treasurer effective February 4, 2015.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2015 with respect to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name(3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Rob Glaser	—	$225,000	$450,000	$750,000
	01/22/15								45,398	$6.78	$150,000
	12/31/15				—	200,000	—			$4.25	$268,000

Marjorie Thomas	—	$111,719	$223,438	$372,397
	01/22/15								200,000	$6.78	$382,740

Michael Mulica	—	$150,000	$300,000	$500,000
	07/22/15				—	75,000	—			$5.10	$108,930

Michael Parham	—	$112,500	$225,000	$375,000
Max Pellegrini	—	$150,000	$300,000	$500,000
Atul Bali	—	$150,000	$300,000	$500,000
Tim Wan	—

(1)	The amounts reported in these columns represent the threshold, target and maximum amounts of annual performance-based cash incentive compensation that might have been paid to each named executive officer for 2015 performance. The actual amounts paid for 2015 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “2015 Compensation — Annual Performance-Based Bonuses.” The bonuses determined to be payable pursuant to the 2015 Executive Bonus Plan were paid in the form of fully vested RSUs rather than in cash.

(2)	The amounts reported in these columns represent the threshold, target and maximum amounts of a performance-based option that was granted to each of Mr. Glaser and Mr. Mulica in 2015. Mr. Glaser’s option will vest, if at all, upon the attainment of certain target total shareholder return objectives within three years of the grant date. Upon achievement of such TSR objectives, the option vests in equal monthly installments over four years from the grant date, with retroactive vesting upon achievement of the TSR objectives. Mr. Mulica’s option was determined to be fully vested and earned in January 2016 by the Compensation Committee based upon the achievement of the relevant performance goals. The awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “2015 Compensation — The Role of Long-Term Equity Awards — 2015 Performance-Based Option Award.”

(3)	The numbers of securities reported in this column represent non-qualified stock options granted under the 2005 Plan and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at December 31, 2015” table. The exercise price of the stock options is equal to the closing price of RealNetworks’ common stock on the date of grant. If a named executive officer’s employment terminates for any reason other than death, disability, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that the named executive officer delivers a settlement agreement and release upon such termination), the unvested portion of the stock options will not vest and all rights to the unvested portion will terminate.

(4)

The amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in 2015 pursuant to the 2005 Plan, determined in accordance with financial accounting rules rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks’ common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2015. The market value of the RSUs is based on the closing price of RealNetworks common stock on the NASDAQ Stock Market on December 31, 2015, which was $4.25.

		Option Awards								Stock Awards
Name(1)	Vesting Commencement Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Glaser	12/31/2012	105,000	(2)	—				7.56	12/31/2019
	12/24/2013	250,000	(4)	250,000	(4)			7.90	12/24/2020
	01/17/2014	37,025	(2)	—				7.73	01/17/2021
	07/28/2014	39,173	(3)	—				7.79	07/28/2021
	12/29/2014	—				400,000	(5)	7.21	12/29/2021
	01/22/2015	45,398	(3)	—				6.78	01/22/2022
	12/31/2015	—				200,000	(5)	4.25	12/31/2022
	—	—		—		—		—	—	96,277(10)	409,177	—	—

Marjorie Thomas	01/22/2015	50,000	(6)	150,000	(6)			6.78	01/22/2022

Michael Mulica	06/06/2014	187,500	(6)	312,500	(6)			7.50	06/06/2021
	07/22/2015	—				75,000	(7)	5.10	07/22/2022

Michael Parham	12/17/2009	527	(8)	—				10.52	12/17/2016
	12/17/2009	950	(8)	—				10.52	12/17/2016
	12/17/2009	296	(8)	—				10.52	12/17/2016
	12/17/2009	500	(8)	—				10.52	12/17/2016
	12/17/2009	1,983	(8)	—				10.52	12/17/2016
	12/17/2009	760	(8)	—				10.52	12/17/2016
	12/17/2009	11,666	(8)	—				10.52	12/17/2016
	12/17/2009	1,916	(8)	—				10.52	12/17/2016
	12/17/2009	1,000	(8)	—				10.52	12/17/2016
	12/17/2009	1,500	(8)	—				10.52	12/17/2016
	08/16/2012	52,500	(4)	17,500	(4)			7.99	08/16/2019
	09/28/2012	22,500	(4)	7,500	(4)			8.32	09/28/2019
	07/25/2013	75,000	(4)	45,000	(4)			7.79	07/25/2020
	—	—		—		—		—	—	2,500(11)	10,625	—	—

Max Pellegrini	02/20/2013	262,500	(6)	87,500	(6)			7.76	02/20/2020
	07/25/2013	43,750	(9)	—		306,250	(9)	7.79	07/25/2020
	06/06/2014	37,500	(4)	62,500	(4)			7.50	06/06/2021

Atul Bali	—	—		—		—		—	—	—	—	—	—

Tim Wan	—	—		—		—		—	—	—	—	—	—

(1)	For better understanding of this table, we have included an additional column showing the date on which the stock option grant commenced vesting, subject to (a) continuation of employment and (b) applicable time or performance conditions as indicated in footnotes (2) through (11) below.

(2)	The options were vested in full on the grant date.

(3)	Options vested monthly over the fiscal year subject to continued employment, and were fully vested on December 31 of such year.

(4)	Options vest at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award becomes fully vested on the four-year anniversary of the vesting commencement date subject to continued employment.

(5)	The option becomes exercisable only in the event of attainment of certain target total shareholder return objectives within three years of the grant date. Upon achievement of such TSR objectives, the option vests in equal monthly installments over four years from the grant date, with retroactive vesting upon achievement of the TSR objectives.

(6)	Options vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award becomes fully vested on the four-year anniversary of the vesting commencement date.

(7)	Represents performance-based option that is eligible for vesting based upon the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks. On January 26, 2016, the Compensation Committee certified the achievement of those performance objectives and the option was deemed fully vested and exercisable on such date.

(8)	Options became fully vested on December 17, 2010 or June 1, 2011 in accordance with the terms of the December 17, 2009 option exchange.

(9)	Represents performance-based options that are eligible for vesting over a four-year period, based upon the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks.

(10)	Represents restricted stock units that are scheduled to vest as to 100% of the shares subject to the award on the third anniversary of the grant date, or July 28, 2017, subject to the recipient’s continued service to the company through the vesting date.

(11)	Represents restricted stock units that are scheduled to vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% on each six-month anniversary thereafter, such that the award will be fully vested on the four-year anniversary of the vesting commencement date.

2015 Option Exercises and Stock Vested

The following table provides information regarding restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2015. None of our named executive officers exercised any option awards during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Glaser	—	—	—	—
Marjorie Thomas	—	—	—	—
Michael Mulica	—	—	—	—
Michael Parham	—	—	2,500	14,088
Max Pellegrini	—	—	—	—
Atul Bali	—	—	—	—
Tim Wan	—	—	—	—

(1)	Represents the number of shares vesting multiplied by the fair market value of RealNetworks’ common stock on the vesting date.

2015 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2015, (2) the price per share of our common stock was $4.25, which was the closing market price on December 31, 2015, and (3) that all cash payments are made in a lump sum.

		Not in Connection with a Change in Control	In Connection with a Change in Control
Name	Benefit	Termination Without Cause($)	Termination Without Cause or For Good Reason($)	Voluntary Termination($)	Death($)	Disability($)

Rob Glaser	Severance	900,000	900,000	—	—	—
	Bonus	1,237,500	1,237,500	—	—	—
	Equity award vesting acceleration	409,177	409,177	—	—	—

Marjorie Thomas	Severance	325,000	797,379	—	—	—
	Bonus	206,586	—	—	206,586	206,586
	Equity award vesting acceleration	—	—	—	—	—

Michael Mulica(1)	Severance	400,000	1,010,928	—	—	—
	Bonus	273,952	—	—	273,952	273,952
	Equity award vesting acceleration	—	—	—	—	—

Michael Parham	Severance	400,000	866,532	—	—	—
	Bonus	210,282	—	—	210,282	210,282
	Equity award vesting acceleration	—	—	—	—	—

Max Pellegrini	Severance	600,000	1,308,191	—	—	—
	Bonus	272,127	—	—	272,127	272,127
	Equity award vesting acceleration	—	—	—	—	—

Atul Bali(2)	Severance	500,000	—	—	—	—
	Bonus	200,000	—	—	—	—
	Equity award vesting acceleration	—	—	—	—	—

Tim Wan(3)	Severance	—	—	—	—	—
	Bonus	265,000	—	—	—	—
	Equity award vesting acceleration	—	—	—	—	—

(1)	As reported by the company on a Current Report on Form 8-K filed March 30, 2016, pursuant to a Transition and Release Agreement dated March 30, 2016, Mr. Mulica transitioned from employment with RealNetworks to serving in a consulting capacity as a Senior Advisor to the company for a ten-month period commencing May 1, 2016. In connection with his service to the company as Senior Advisor, RealNetworks will provide Mr. Mulica a monthly cash payment of $30,000, and will allow the continued vesting of any outstanding stock options during the consulting period, an extension of the post-termination exercise period to one year following the termination of Mr. Mulica’s consulting services to the company, and eligibility for continuing health insurance coverage for Mr. Mulica and his dependents during the consultancy period.

(2)	Mr. Bali’s employment with RealNetworks terminated on October 1, 2015. Pursuant to the terms of his offer letter, he received severance equal to 15 months of base salary totaling $500,000 payable in equal installments over a 15-month period ($100,000 of which was paid to him in 2015), a prorated incentive bonus of $112,500 and a transaction bonus of $80,000 in connection with the sale of the company’s Slingo and social casino games business.

(3)	Mr. Wan’s employment with RealNetworks terminated on March 1, 2015. Although he was paid no severance in connection with his termination, in 2015 he earned and was paid an incentive transition bonus equal to $265,000 due to his continuing with the company subsequent to the February 5 handover of the CFO role in order to ensure a smooth transition of this important role.

Benefits Not In Connection With A Change in Control

Pursuant to his CEO severance agreement, in the event that, other than during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, either his employment is terminated without cause or he resigns for good reason, Mr. Glaser is eligible to receive (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a payment equal to the amount of bonus that he otherwise would have received pursuant to the bonus plan in which he participated at the time of his termination based on actual performance, had he remained employed through the end of the performance period, (iii) full acceleration of the vesting of his promotion RSU awarded July 28, 2014 (but not of any other equity awards), and (iv) up to 18 months of COBRA coverage. These severance benefits are subject to Mr. Glaser entering into a separation agreement and release of claims in favor of the company and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Pursuant to his offer letter, Mr. Pellegrini is eligible to receive 18 months of salary and prorated bonus (in lump sum or monthly payments as determined by the company), plus an equivalent period of COBRA coverage, in the event that, prior to the three-year anniversary of his start date, his employment is terminated without cause other than in connection with a change in control event; subsequent to the three-year anniversary of his start date, however, he is eligible to receive 12 months of salary and prorated bonus, plus COBRA coverage. Pursuant to their offer letters, Ms. Thomas and Mr. Mulica are each eligible to receive 12 months of salary (in lump sum or monthly payments as determined by the company) and prorated bonus in lump sum, plus an equivalent period of COBRA coverage, in the event that her or his employment is terminated without cause other than in connection with a change in control event. For each of Messrs. Pellegrini and Mulica and Ms. Thomas, the prorated bonus severance would be in an amount equal to actual performance (but in any case not less than 37.5% of base salary in the case of Messrs, Pellegrini and Mulica and 30.0% in the case of Ms. Thomas) prorated to reflect his or her period of employment during the year in which the termination of his or her employment occurs. Pursuant to his offer letter, Mr. Bali was eligible to receive 12 months of salary (in lump sum or monthly payments as determined by the company) and prorated bonus in lump sum, plus an equivalent period of COBRA coverage, in the event that his employment was terminated without cause other than in connection with a change in control event; his prorated bonus severance would be in an amount equal to actual performance (but in any case not less than 37.5% of base salary) prorated to reflect his period of employment during the year in which the termination of his employment occurred.

Pursuant to offer letters, Messrs. Parham and Wan are each eligible to receive 12 months of salary plus 12 months of COBRA coverage in the event that his employment is terminated without cause other than in connection with a change in control event.

The above severance benefits are subject to the individual entering into a customary separation agreement and release of claims in favor of the company.

In addition, each of Ms. Thomas and Messrs. Bali and Pellegrini’s offer letters provides that upon a termination without cause other than in connection with a change in control, the executive will receive one year of accelerated vesting of any unvested, non-performance-based stock options. If Mr. Mulica’s employment is terminated without cause within his first year of employment, Mr. Mulica will receive one year of accelerated vesting of his then-unvested options. If Mr. Mulica’s employment is terminated without cause within the first four years of his employment, his initial option to acquire 500,000 shares of common stock will accelerate based on the higher of (i) the 30-day average closing price of the company’s stock preceding the date of employment termination or (ii) the 30-day average closing price of the company’s stock beginning on the date of employment termination. An average closing price that is (x) at least 200% of the option’s exercise price will result in 100% accelerated vesting of the option; (y) less than 200% but at least 150% of the option’s exercise price will result in accelerated vesting of the greater of 50% of the then-unvested portion of the option or 1 year of acceleration; and (z) less than 150% of the option’s exercise price will result in 1 year of accelerated vesting. For Messrs. Parham and Wan, certain equity awards that each holds provide for partial vesting acceleration upon his termination by us for cause. Specifically, for awards granted prior to November 30, 2012, if we terminate the executive’s employment for any reason other than for cause, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months, provided that the executive executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination.

Mr. Glaser’s severance agreement provides that, if his employment terminates but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in our group health plans or we may provide him with an annual cash payment equivalent to our premium cost for his participation in our group health plan.

Benefits In Connection With A Change in Control

The CEO severance agreement provides that if, during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, Mr. Glaser’s employment is terminated without cause or he resigns for good reason, then he will receive (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a lump sum payment equal to his then-current target bonus, prorated to reflect his period of employment during the applicable performance period, (iii) full acceleration of the vesting of any unvested, non-performance-based equity awards, and (iv) up to 18 months of COBRA coverage. These severance benefits are subject to Mr. Glaser entering into a release of claims in favor of the company and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Mr. Glaser’s performance-based options that were granted to him in December 2014 and December 2015, provide that in the event of a change in control, as defined in Mr. Glaser’s severance agreement, while the performance options are outstanding but prior to the achievement of the relevant TSR Goal, if the TSR Goal otherwise would be deemed achieved as measured by substituting for the trailing 90-day average stock price, the fair market value of our common stock immediately prior to the change in control (as adjusted to reflect any dividends), then the TSR Goal will be deemed achieved as of such date. If a change in control had occurred on December 31, 2015, and the price per share of our common stock was $4.25, which was the closing market price on December 31, 2015, none of the shares subject to either of the performance-based options would have become vested.

The CIC Agreements between RealNetworks and each of our named executive officers, except Mr. Glaser, provide that the executive would receive certain payments in the event of his or her termination of employment under certain circumstances. Specifically, in the case of Ms. Thomas or Messrs. Bali, Mulica or Pellegrini, if his or her employment is terminated without cause or he or she resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, then he or she is entitled to receive 150% of his or her base salary, 150% of his or her target bonus, 150% of his or her prorated target bonus for any partial bonus period,12 months of acceleration of equity awards, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 12 months of reimbursement of COBRA coverage (or up to 18 months of COBRA in the case of Mr. Pellegrini). In the case of Mr. Parham or Mr. Wan, if his employment is terminated without cause or he resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, then he is entitled to receive 125% of his base salary, 125% of his target bonus, his prorated target bonus for any partial bonus period, full acceleration of equity awards granted after February 1, 2010, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 18 months of reimbursement of COBRA coverage. In the case of performance-based RSUs, the termination without cause or resignation for good reason of a named executive officer would result in full acceleration of such award. These severance benefits are subject to (1) the individual entering into a customary separation agreement and release of claims in favor of the company, (2) a non-disparagement obligation, and (3) non-solicitation and no-hire obligations for a period of 12 months (for Messrs. Parham and Wan) or 18 months (for Ms. Thomas and Messrs. Bali, Mulica and Pellegrini) following employment termination. Mr. Bali’s CIC Agreement provides for a special payment in the event of a divestiture of certain portions of the company’s business prior to the fourth anniversary of such agreement.

Benefits Upon Voluntary Termination, Death and Disability

Upon Voluntary Termination.    In the past, it had been our practice to pay a modest severance upon a voluntary termination if the executive provided advance notice to us of at least 90 days. This practice was intended to allow for a more orderly transition period. Mr. Wan was eligible for severance equal to three months of his base salary if he provided at least three months’ advance notice. Upon his voluntary termination in March of 2015, Mr. Wan did not receive any severance benefits; he did, however, receive an incentive transition bonus of $265,000.

Upon Death or Disability.    If the employment of a named executive officer had terminated on December 31, 2015 due to death or disability, the executive or his or her beneficiary would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2015 but not paid as of December 31, 2015.

If the employment of a named executive officer terminates due to his or her death, any stock options or RSUs that are unvested as of the date of his or her death will fully vest on such date and any options may be exercised by his or her estate or legal representative for a period of one year following such date, but not later than the expiration date of such stock options. If the employment of a named executive officer terminates due to disability, and any of his or her outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months. In the case of performance-based RSUs, the death or disability of a named executive officer would result in full acceleration of such award.

Certain Defined Terms

For purposes of Mr. Glaser’s severance agreement, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure for a period of 30 days after written notice to perform the reasonable duties of his position (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, intended to result in substantial personal enrichment and that results in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in substantial, material harm to the company.

For purposes of the offer letters, the term “Cause” generally means conduct by the executive involving one or more the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) substantial and continuing failure after written notice to render services to the company in accordance with the terms and requirements of his employment (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, resulting in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in material harm to the company.

For purposes of the CIC Agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure to perform the reasonable duties of his position (other than due to illness or incapacity) for at least 30 days following written notice from the Board; (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of the executive and that results in substantial, material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, which violation results in substantial, material harm to the company.

For purposes of the equity award agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction or plea of no contest to a felony or misdemeanor involving moral turpitude; (2) indictment for a felony or misdemeanor involving moral turpitude under the federal securities laws; (3) substantial and continuing failure after written notice to render services to the company in accordance with the terms or requirements of the executive’s employment for reasons other than illness or incapacity; (4) willful misconduct or gross negligence; (5) fraud, embezzlement, theft, misrepresentation or dishonesty involving the company or any subsidiary, or willful violation of a policy or procedure of the company, resulting in any case in significant harm to the company; or (6) violation of any confidentiality or non-competition agreements with the company or its subsidiaries.

For purposes of Mr. Glaser’s severance agreement and the CIC Agreements, the term “Change in Control” generally means the occurrence of any of the following: (1) during any 24-month period, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any directors whose election or nomination for election was approved by a majority vote of the Incumbent Directors will be considered an Incumbent Director (but not any director who was initially elected or nominated as a result of an actual or threatened election contest or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board); or (2) any person is or becomes a beneficial owner of securities of the company representing 50% or more of the combined voting power of the company’s then outstanding securities eligible to vote for the election of the Board, excluding any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (3) below); or (3) a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the company or its subsidiaries that requires the approval of the company’s shareholders, unless immediately following such corporate transaction: (A) more than 50% of the total voting power of (x) the surviving corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by company voting securities that were outstanding immediately prior to such the corporate transaction (or, if applicable, is represented by shares into which such company voting securities were converted pursuant to such corporate transaction), and the voting power among the holders thereof is in substantially the same proportion as the voting power of such company voting securities among the holders thereof immediately prior to the corporate transaction, (B) no person is or becomes the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent corporation or surviving corporation and (C) at least half of the members of the board of directors of the parent corporation or surviving corporation following the corporate transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such corporate transaction (any corporate transaction which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or (4) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any person, or group of persons acquires or has acquired during a 12-month period assets from the company with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company. Under Mr. Glaser’s severance agreement, the transaction also must constitute a change in control within the meaning of Internal Revenue Code Section 409A in order to be considered a “Change in Control.”

For purposes of the equity award agreements, the term “Disability” generally means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

For purposes of Mr. Glaser’s severance agreement and the CIC Agreements and Ms. Thomas and Messrs. Bali, Mulica and Pellegrini’s offer letters, the term “Good Reason” generally means the executive’s resignation within 30 days (or 60 days, for Mr. Glaser) after the expiration of any company cure period following the occurrence of one or more of the following, without his or her written consent: (1) a material reduction in the executive’s duties, authorities or responsibilities relative to the executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control; (2) a material reduction in the executive’s annual base compensation; (3) a material reduction in the executive’s annual target bonus opportunity; and (4) a material change in the geographic location at which the executive must perform services. The executive must first provide the company with written notice within 90 days of the event that the executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

Compensation of Non-Employee Directors

In 2015, each director who was not an employee of RealNetworks was paid $8,750 per quarter for his or her services as a director. Non-employee directors were also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, including our standing committees and certain special committees, and (iii) $5,000 per quarter for serving as chairperson of the Audit Committee, $3,125 per quarter for serving as chairperson of the Compensation Committee and $2,500 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director was paid an additional retainer of $5,000 per quarter. Directors were also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan, a sub-plan administered under our 2005 Plan, a non-employee director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such director for the coming year in shares of our common stock. No director elected to receive shares in lieu of cash compensation in 2015.

Non-employee directors other than our Chairman receive annual equity awards under the 2005 Plan on the third business day following each annual meeting of shareholders. Pursuant to our outside director compensation program, these annual equity awards consist of (i) nonqualified stock options to purchase 15,000 shares of our common stock that, once vested, will remain exercisable for three years following the director’s separation from the Board or until the option’s earlier expiration, and (ii) RSUs valued at $45,000 on the grant date. These annual awards of options and RSUs vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a director, with the RSU share distribution date occurring on the first anniversary of the grant date. Non-employee directors may make an annual irrevocable election to defer the RSU share distribution date to a date that is (i) five years following the RSU grant date, or (ii) concurrent with the Director’s separation from the Board.

On October 21, 2015, the annual equity awards were automatically granted to our non-employee directors in accordance with the outside director compensation program. Specifically, each non-employee director was granted RSUs for 12,000 shares and an option to acquire 15,000 shares of our common stock having an exercise price of $3.75 per share, which RSUs and options vest as described above. Consistent with the outside director compensation program, because Mr. Slade was compensated, both in cash and equity, as a consultant to the company in 2015, he did not receive the non-employee director annual equity award for 2015.

Our Board has adopted stock ownership guidelines applicable to non-employee directors designed to achieve long-term alignment between non-employee directors and our shareholders. Under these guidelines, each non-employee director is required to own a number of shares of our common stock equal to three times such director’s annual retainer fee within five years of service on the Board.

While Mr. Glaser serves as our Chief Executive Officer, he will not receive compensation as a director. See the “Summary Compensation Table” for Mr. Glaser’s compensation for services provided as Chief Executive Officer in 2015.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards (1)	Option Awards (1)(2)	All Other Compensation	Total
John E. Cunningham, IV(3)	$44,351	$—	$—	$—	$44,351
Michael T. Galgon(4)	60,887	45,000	15,893	—	121,780
Bruce A. Jaffe(5)	9,848	45,000	15,893	—	70,741
Christopher R. Jones(6)	—	—	—	—	—
Dawn G. Lepore(7)	53,502	45,000	15,893	—	114,395
Janice Roberts(8)	70,532	45,000	15,893	—	131,425
Michael B. Slade(9)	—	50,000	100,000	707,332	857,332
Dominique Trempont(10)	100,241	45,000	15,893	—	161,134

(1)	The amounts reported in these columns reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in 2015 pursuant to the 2005 Plan, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the director. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. As of December 31, 2015, the aggregate number of shares of RealNetworks common stock underlying outstanding option awards for each non-employee director was: 50,729 for Mr. Galgon; 15,000 for Mr. Jaffe; 45,520 for Ms. Lepore; 64,270 for Ms. Roberts; 87,716 for Mr. Slade; and 64,791 for Mr. Trempont.

(2)	As of December 31, 2015, each of our non-employee directors held 12,000 shares of RealNetworks common stock underlying outstanding RSU awards.

(3)	Mr. Cunningham served as a member of the Audit Committee and Chair of the Nominating and Corporate Governance Committee from January 1 through his departure from the Board of Directors on September 2, 2015.

(4)	Mr. Galgon served as a member of the Audit Committee and the Compensation Committee for all of 2015.

(5)	Mr. Jaffe was elected to the Board of Directors and was appointed as a member of the Audit Committee on October 21, 2015.

(6)	Mr. Jones was elected to the Board of Directors and was appointed as a member of the Audit Committee on July 11, 2016.

(7)	Ms. Lepore served as a member of the Compensation Committee for all of 2015, and was appointed to serve as Chair of the Nominating and Corporate Governance Committee as of October 23, 2015.

(8)	Ms. Roberts served as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee for all of 2015. She served as a member of the Audit Committee from September 4, 2015 until October 23, 2015.

(9)	In August 2012, we entered into a strategic advisory agreement with Mr. Slade. Pursuant to this agreement, as amended, Mr. Slade was paid consulting fees for 2015 equal to (a) $33,333 per month for the period from January 1 through July 31, (b) $20,000 per month for the period from August 1 through December 31, (c) a bonus of $150,000 for the first half of 2015, and (d) he received $58,333 as reimbursement for the cost of an executive assistant. Also in connection with his consulting arrangement, Mr. Slade was awarded an option valued at $100,000 and an RSU valued at $50,000 on the grant date. Both awards vest as to 50% of the underlying shares on each of the first and second anniversaries of the grant date. During the effective period of this agreement, Mr. Slade was not paid compensation for service on any committee of the Board. For a more detailed description of the strategic advisory agreement, please see the section entitled, “Certain Relationships and Related Transactions.”

(10)	Mr. Trempont served as Lead Independent Director, Chair of the Audit Committee, and as a member of the Compensation Committee during all of 2015.

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks’ management is aware will be disclosed to the Audit Committee. At least annually, management will elicit information from our executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chair of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of common stock.

In August 2012, we entered into a strategic advisory agreement with Michael Slade, a director, whereby Mr. Slade would provide consulting services relating to strategic initiatives of the company and our business units. During 2013, Mr. Slade was paid $20,000 per month for his services rendered pursuant to this agreement. Effective January 23, 2014, the scope of services provided by Mr. Slade pursuant to this agreement was expanded and the related fee was increased to $30,000 per month. Effective January 1, 2015, the arrangement was again amended to further expand the services and to provide for compensation for the 6-month period ended June 30, 2015 as follows: (i) a monthly cash fee equal to $33,333; (ii) the grant of an option to acquire RealNetworks common stock valued at $100,000 on the grant date to vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date; (iii) the award of restricted stock units valued at $50,000 on the grant date to vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date; (iv) reimbursement of the monthly equivalent of the $100,000-per-year cost of an executive assistant; and (v) a guaranteed bonus equal to $150,000. The arrangement was extended for one month, until July 31, 2015; however, although provided for under the amended agreement, there was no performance bonus for any period after the first half of 2015. From August 1, 2015 through March 2, 2016, the scope of Mr. Slade’s services was reduced and the company paid him a consulting fee during that time of $20,000 per month. Mr. Slade’s consulting services to the company ceased on March 2, 2016 and, accordingly, he has been paid no compensation under the strategic advisory agreement, as amended, since that date. From January 1, 2015 through March 2, 2016, Mr. Slade was paid no fees related to his service on the RealNetworks Board of Directors or any committee thereof. Effective March 3, 2016, however, Mr. Slade became eligible to earn the standard fees for service as a director.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF NAMED

EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as more fully described below. As an advisory vote, this proposal is not binding on RealNetworks or its Board of Directors. However, the Board of Directors and its Compensation Committee, which is responsible for designing and administering RealNetworks’ executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the voting results of this vote when making future decisions regarding the compensation of our named executive officers.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain executive officers critical to the long-term success of RealNetworks and the creation of shareholder value. Our executive compensation program links competitive levels of compensation to company performance as compared to performance goals to ensure accountability and to motivate executives to achieve a higher level of performance.

The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee regarding 2015 compensation in more detail. The Compensation Committee has implemented practices that it believes are indicative of its executive compensation philosophy and its desire to maintain good corporate governance, including:

•	Establishing executive compensation that is competitive and linked to both company and individual performance;

•	Providing for a substantial portion of executive compensation to be in the form of incentive compensation that is “at risk” and dependent upon RealNetworks’ business results;

•	Providing pay incentives that closely align the interests of executives with the long-term interests of our shareholders;

•	Formalizing an annual process to assess risks associated with our compensation policies and programs; and

•	Hiring independent compensation consultants to assist the Compensation Committee with its compensation decisions.

We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules as set forth in the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables. We currently plan to hold an advisory vote annually, so the next such shareholder advisory vote will occur at our 2017 annual meeting.

Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of RealNetworks, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in RealNetworks, Inc.’s proxy statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2016, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the consolidated financial statements of RealNetworks since 1994, including performing audit services in connection with the audit of our consolidated financial statements for our most recently completed fiscal year. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2014 and 2015

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2014 and 2015, and fees billed for other services rendered by KPMG LLP.

	2014	2015
Audit Fees(1)	$1,272,600	$1,256,000
Audit-Related Fees	0	0
Tax Fees(2)	56,293	42,143
All Other Fees	0	0

Total Fees	$1,328,893	$1,298,143

(1)	Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2014 and 2015, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2014 and 2015 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory and other audits for subsidiaries of RealNetworks.

(2)	Fees in connection with professional services for tax return preparation and consultation on matters related to certain of our subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved all specified audit and non-audit services to be provided by KPMG LLP for up to twelve months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2014 and 2015, the Audit Committee approved all services and fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2014 and 2015, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2015, and the notes thereto.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2015 with management and has discussed those matters required by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2015 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee of the Board of Directors

Dominique Trempont, Chair

Michael T. Galgon

Bruce A. Jaffe

Christopher R. Jones

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

August 8, 2016

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2015 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS

AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

REALNETWORKS, INC.

ATTN: INVESTOR RELATIONS

1501 FIRST AVENUE SOUTH, SUITE 600

SEATTLE, WASHINGTON 98134

APPENDIX A

REALNETWORKS, INC.

2005 Stock Incentive Plan,

as amended and restated effective                     , 2016

1. PURPOSE OF THE PLAN

1.1 Purpose.    The purpose of the RealNetworks, Inc. 2005 Stock Incentive Plan (the “Plan”), as amended and restated effective as of                 , 2016 (the “Restatement Date”), is to assist RealNetworks, Inc., a Washington corporation (the “Company”), and its subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Share-Based Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document, including through an electronic medium, evidencing any Award granted by the Committee hereunder.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (a) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (b) an “outside director” within the meaning of Section 162(m) of the Code, and (c) an “independent director” for purpose of the rules and regulations of the NASDAQ Stock Market.

2.6 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.7 “Director” shall mean a non-employee member of the Board.

2.8 “Determination Date” shall mean the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.9 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11 “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the

Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there was no reported price on such date, on the next date on which the price was reported); if the Company is not then listed on the NASDAQ Stock Market but is listed on the New York Stock Exchange, the Fair Market Value of the Shares shall be the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there was no reported price on such date, on the last preceding date on which the price was reported); or, if the Company is not then listed on the NASDAQ Stock Market or the New York Stock Exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.12 “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.13 “Incentive Stock Option” shall mean an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.14 “Limitations” shall have the meaning set forth in Section 11.6.

2.15 “Nonstatutory Stock Option” shall mean an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.16 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.17 “Other Share-Based Award” shall have the meaning set forth in Section 9.1.

2.18 “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.19 “Payee” shall have the meaning set forth in Section 14.2.

2.20 “Performance-Based Award” shall mean an Award that is subject to the terms and conditions set forth in Section 11. All Performance-Based Awards are intended to constitute qualified performance-based compensation under Section 162(m) of the Code.

2.21 “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 10.

2.22 “Performance Goals” shall mean the goal or goals (or combined goals) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: net revenue; revenue growth; earnings per share; net income; division, group or corporate financial goals; total shareholder return; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share; return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels on working capital levels of the Company or any Subsidiary, division, business segment or business unit of the Company for or within which the Participant is primarily employed. Prior to the Determination Date, the Committee shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP.

2.23 “Performance Period” shall mean that period established by the Committee at the time any Performance Award or other performance-based Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.24 “Performance Share” shall mean any grant pursuant to Section 10 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.25 “Performance Unit” shall mean any grant pursuant to Section 10 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.26 “Permitted Assignee” shall have the meaning set forth in Section 13.4.

2.27 “Prior Plans” shall mean, collectively, the Company’s 1996 Stock Option Plan, 2000 Stock Option Plan, 2002 Director Stock Option Plan, and the Director Compensation Stock Plan.

2.28 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29 “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.30 “Section 409A” shall mean Section 409A of the Code, the Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

2.31 “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.32 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.33 “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.34 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.35 “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.36 “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3. SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.    Subject to adjustment as provided in Section 13.2, the maximum number of Shares authorized and available for grant under the Plan shall be equal to 14,541,477 Shares.

3.2 Lapsed Awards.    If, after December 17, 2009, any Shares subject to an Award or to an award under the Prior Plans are forfeited or expire, any Award or award under the Prior Plans are cancelled pursuant to the one-time-only option exchange offer described in Section 13.7 or any Award or award under the Prior Plans is settled for cash, the Shares subject to such Award or to such award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1: (a) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or options or stock appreciation rights granted under the Prior Plans, and (b) Shares subject to a Stock Appreciation Right or stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (c) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

3.3 Substitute Awards.    Substitute Awards may be issued under the Plan and such Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the numerical limitations applicable to a Participant under Section 11.6, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 3.2 above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

3.4 Character of Shares.    Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.

4. ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility.    Any Employee or Director shall be eligible to be selected as a Participant.

4.2 Administration.    The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

4.2.1 determine the Fair Market Value;

4.2.2 select the Employees and Directors to whom Awards may from time to time be granted hereunder;

4.2.3 determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder;

4.2.4 determine the number of Shares to be covered by each Award granted hereunder;

4.2.5 approve forms of Award Agreements for use under the Plan;

4.2.6 determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

4.2.7 determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to the terms of the Plan;

4.2.8 determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred, in compliance with applicable laws (including but not limited to Section 409A), either automatically or at the election of the Participant;

4.2.9 determine whether, to what extent and under what circumstances any Award shall be reduced, canceled, suspended or subject to recoupment in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (a) the Company later adopts a policy requiring such reduction, cancellation, forfeiture or recoupment, or (b) pursuant to an amendment of an outstanding Award;

4.2.10 interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement;

4.2.11 correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

4.2.12 modify or amend each Award (subject to Section 13.1);

4.2.13 allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14.2 of the Plan;

4.2.14 establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and any sub-plans established for the purpose of satisfying applicable non-U.S. laws and/or for qualifying for favorable tax treatment under applicable non-U.S. laws;

4.2.15 authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee pursuant to such procedures as the Committee may determine;

4.2.16 impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

4.2.17 make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

4.3 Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary and shall be given the maximum deference permitted by law. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.

4.4 Different Committees with respect to different Participants may administer the Plan. To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NASDAQ Stock Market, the Committee may delegate to (a) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (b) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company. Such delegations may be revoked at any time.

5. OPTIONS

5.1 Grant of Options.    Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2 Award Agreements.    All Options granted pursuant to this Section 5 shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3 Option Price.    Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 13.2 and Section 13.7, the Committee shall not without the approval of the Company’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award other than in connection with Substitute Awards or a Change of Control, and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

5.4 Option Term.    The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability.

5.5 Exercise of Options.

5.5.1 Exercise.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times or under such conditions as determined by the Committee and set forth in the Award Agreement. An Option will be deemed exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, when the Company or its designated agent receives a notice of exercise (in such form as the Committee may specify from time to time) specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. The Committee will determine the acceptable form of consideration for exercising the Option, including the method of payment. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. Unless otherwise provided in an Award Agreement, full payment of the purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion, (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) with the consent of the Committee, consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan, (f) with the consent of the Committee, by net exercise, (g) through any other method to the extent permitted by applicable law and specified in an Award Agreement, or (h) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.5.2 Automatic Exercise.    Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option or a Tandem Stock Appreciation Right (if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash, rounded down to the nearest $.01.

5.6 Form of Settlement.    In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7 Incentive Stock Options.    The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary or parent of the Company) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 5.7, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. Further, notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000 Shares. In addition, and notwithstanding anything in this Section 5 to the contrary, if an Incentive Stock Option is granted to a Participant who at the time such grant owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent corporation or of any Subsidiary (a) the option price per Share under the Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option and (b) such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

5.8 Termination of Relationship as Employee or Director.    If a Participant ceases to provide services as an Employee or Director, other than upon the Participant’s service termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Committee, subject to Section 5.5.2, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.9 Disability of Employee or Director.    If a Participant ceases to be an Employee or Director as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, subject to Section 5.5.2, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.10 Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within the period of time as is specified in the applicable Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of the Option as set forth in the applicable Award Agreement), by the Participant’s designated beneficiary, provided the beneficiary has been designated prior to Participant’s death in a form acceptable to the Committee. If no such beneficiary has been designated by the Participant, then the Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Committee, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option immediately will revert to the Plan. If the Option is not so exercised within the time specified herein, subject to Section 5.5.2, the Option will terminate, and the Shares covered by the Option will revert to the Plan.

6. STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise.    The Committee may provide Stock Appreciation Rights to an Employee or Director (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions.    Stock Appreciation Rights shall be evidenced by an Award Agreement and be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

6.2.1 Amount of Payment.    Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive for each exercised Share under the Award, the excess of (i) the Fair Market Value of one Share on the date of exercise (or such other amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the per Share grant price of the Stock Appreciation Right as specified by the Committee in its sole discretion, which per Share grant price, except in the case of Substitute Awards or in connection with an adjustment provided in Section 13.2, shall not be less than the Fair Market Value of one Share on such date of grant or, if applicable, the exercise price of the related Option with respect to a Tandem Stock Appreciation Right granted subsequent to the related Option (subject to the requirements of Section 409A).

6.2.2 Form of Payment.    The Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

6.2.3 Tandem Stock Appreciation Rights.

6.2.3.1 Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

6.2.3.2 Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of a Share subject to the related Option exceeds the option price at which a Share can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

6.2.3.3 Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

6.2.3.4 The exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option (subject to the requirements of Section 409A).

6.3 Freestanding Stock Appreciation Rights.    Subject to Section 13.2, a Freestanding Stock Appreciation Right generally shall have the same terms and conditions as Options, including (a) a per Share exercise price not less than Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Freestanding Stock Appreciation Right granted in exchange for an Option (subject to the requirements of Section 409A) except in the case of Substitute Awards or in connection with an adjustment provided in Section 13.2, (b) a term not greater than seven (7) years, and (c) the exercisability provisions set forth in Sections 5.8 through 5.10.

6.4 Automatic Exercise.    An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the exercise price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section 6, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash, rounded down to the nearest $.01.

6.5 No Repricing of Stock Appreciation Rights.    Without the approval of the Company’s shareholders, other than pursuant to Section 13.2, the Committee shall not (a) reduce the grant price of any Stock Appreciation Right after the date of grant (b) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change of Control, as defined in Section 2.4, or a Substitute Award), or (c) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

6.6 Other Terms and Conditions.    The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. The Committee may impose such terms and conditions on Stock Appreciation Rights, including such conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as the Committee shall determine in its sole discretion.

7. RESTRICTED STOCK

7.1 Grants.    Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan, and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions during the Vesting Period as specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2 Award Agreements.    The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3 Rights of Holders of Restricted Stock.    Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, a Participant holding Shares of Restricted Stock granted under the Plan may exercise full voting rights with respect to those Shares and will be entitled to receive all dividends and other distributions paid with respect to such Shares. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award. Notwithstanding the provisions of this Section 7.3, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, Shares or other property has been distributed.

7.4 Issuance of Shares.    Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company as escrow agent until the restrictions on the Shares of Restricted Stock have lapsed. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock Award granted under the Plan will be released from escrow as soon as practicable after the last day on which the Award remained subject to restrictions, or at such other time as the Committee may determine. The Committee may, in its sole discretion, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

7.5 Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

8. RESTRICTED STOCK UNITS

8.1 Grants.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Participants in such amounts as the Committee, in its sole discretion, will determine. After the Committee determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant (as determined by the Committee and not inconsistent with the Plan), including the number of Restricted Stock Units and whether such Awards shall have Dividend Equivalents pursuant to Section 13.6.

8.2 Vesting Criteria and Other Terms.    The Committee will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Committee may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Committee in its discretion.

8.3 Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Committee. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), may reduce or waive any vesting criteria that must be met to receive a payout.

8.4 Form and Timing of Payment.    Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Committee, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, other property, or a combination thereof.

8.5 Cancellation.    On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.

9. OTHER SHARE-BASED AWARDS

9.1 Grants.    Other Awards of Shares and other Awards valued in whole or in part by reference to, or are otherwise based on, Shares or other property (collectively “Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation (including Directors’ fees). Prior to granting any Other Share-Based Awards to be settled upon a Change of Control, the Committee shall consider the implications of Section 409A on, and take any action or adopt any provision with respect to, such Other Share-Based Award that it deems necessary or appropriate in its sole discretion.

9.2 Award Agreements.    The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement, or in a sub-plan forming part of the Plan, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section 9, any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by such Award with respect to which such cash, Shares or other property has been distributed. Other Share-Based Awards may be subject to vesting restrictions during the Vesting Period as specified by the Committee.

9.3 Payment.    Except as provided in Section 11 or as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A.

9.4 Deferral of Director Fees and Other Compensation.    Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition, to the extent permitted by the Committee, (a) Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, and (b) Employees may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their compensation for services to the Company. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred stock units, including (but not limited to) with respect to the requirements of Section 409A.

9.5 Cancellation of Performance Awards.    On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.

10. PERFORMANCE AWARDS

10.1 Grants.    Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 11.2.

10.2 Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Committee on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.3 Award Agreements.    The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents (subject to the requirements of Section 13.6). The terms of Performance Awards need not be the same with respect to each Participant.

10.4 Terms and Conditions.    The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Committee may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Committee in its discretion. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. The amount of the Award to be distributed shall be conclusively determined by the Committee.

10.5 Payment.    Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A.

11. CODE SECTION 162(m) PROVISIONS

11.1 Covered Employees.    The purpose of this Section 11 is to provide the Committee the ability to qualify Awards (other than Options and Stock Appreciation Rights) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant other Awards to such Covered Employees that are based on performance goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or its Subsidiary on the day a Performance-Based Award for a Performance Period is paid to the Covered Employee.

11.2 Performance Criteria.    If the Committee determines that a Restricted Stock Award, Performance Award, Restricted Stock Unit Award or Other Share-Based Award is subject to this Section 11, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective Performance Goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the Performance Goals. Such Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such Performance Goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

11.3 Procedures.    To the extent necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, the Committee will, in writing and no later than the Determination Date, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.

11.4 Adjustments.    Notwithstanding any provision of the Plan (other than Section 12), with respect to any Award that is subject to this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable Performance Goals, unless otherwise permitted by Section 162(m) of the Code.

11.5 Restrictions.    The Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.6 Limitations on Grants to Individual Participant.

11.6.1 Section 162(m) Limitations.    Subject, in each case, to adjustment as provided in Section 13.2, the Company may grant (a) Options or Stock Appreciation Rights during any 12-month period to a Participant for up to a maximum of 2,000,000 Shares and (b) up to a maximum of an additional 900,000 Shares with respect to Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards and/or Other Share-Based Awards during any 12-month period that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Share-Based Limitations”). In addition to the foregoing Share-Based Limitations, a Participant may receive up to an additional $3,000,000 during any 12-month period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash (the “Cash-Based Limitation,” and collectively with the Share-Based Limitations, the “Limitations”). If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.6.2 Director Limitations.    Notwithstanding the foregoing in Section 11.6.1 and subject in each case to adjustments as provided in Section 13.2, the Company, during any 12-month period, may grant to a Director (a) Options or Stock Appreciation Rights for up to a maximum of 650,000 Shares and (b) up to a maximum of an additional 300,000 Shares with respect to Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards and/or Other Share-Based Awards that are denominated in Shares. In addition, a Director may receive up to an additional $1,000,000 during any 12-month period with respect to Performance Awards that are denominated in cash.

12. CHANGE OF CONTROL PROVISIONS

12.1 Impact on Certain Awards.    Award Agreements may provide that in the event of a Change of Control of the Company (as that term may be defined therein), (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock becomes free of all restrictions and limitations and becomes fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed, and (e) the restrictions and deferral limitations and other conditions applicable to any Other Share-Based Awards, Restricted Stock Unit Awards, or any other Awards shall lapse, and such Other Share-Based Awards, Restricted Stock Unit Awards, or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested.

12.2 Assumption or Substitution of Certain Awards.

12.2.1 Unless otherwise provided in an Award Agreement, in the event of a Change of Control of the Company of which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), then each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award shall not be accelerated as described in Sections 12.1(a), (c) and (e). For the purposes of this Section 12.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated.

12.2.2 The Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine; provided, however, that if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, the Committee may, in its discretion, cancel and terminate each such outstanding Option and/or Stock Appreciation Right without payment.

13. GENERALLY APPLICABLE PROVISIONS

13.1 Amendment and Termination of the Plan.    The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Stock Market provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 13.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Sections 5.3, 6.3, or 6.5 to eliminate the requirements relating to minimum exercise price and shareholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Freestanding Stock Appreciation Right specified in Section 6.3, or (f) increase the numerical limitations in Section 11.6. The Board may not, without the approval of the Company’s shareholders, except as set forth in Section 13.2, (i) lower, after it is granted, the option price per Share of an Option or the grant price per Share of a Stock Appreciation Right, (ii) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards or a Change of Control, as defined in Section 2.4), or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market, except as permitted under Section 13.7. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

13.2 Adjustments.    In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares, other securities or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, split-up, combination, repurchase or exchange of Shares or other securities of the Company, or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the numerical limitations in Section 11.6, the maximum number of shares that may be issued pursuant to Incentive Stock Options, and in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

13.3 Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or Stock Appreciation Right) or vested (with respect to an Award other than an Option or Stock Appreciation Right), an Award will terminate immediately prior to the consummation of such proposed action.

13.4 Transferability of Awards.    Except as provided below, no Award and no Shares subject to Awards described in Section 9 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (a) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or shareholders or (d) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

13.5 Leaves of Absence/Transfer Between Locations.    Unless the Committee provides otherwise or as otherwise required by applicable law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an employee of the Company or its Subsidiary in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or its Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.6 Deferral; Dividend Equivalents.    The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, subject to the requirements of Section 409A. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

13.7 One-Time Option Exchange.    Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders of this Section in connection with the Company’s 2016 Annual Meeting of Shareholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options or certain outstanding options granted under certain Prior Plans could, at the election of the person holding such Option or option, be tendered to the Company for cancellation in exchange for the issuance of an Option, with a lower per share exercise price, that covers the same number of shares as the number of shares that were subject to the corresponding cancelled Option or option, provided that such one-time-only option exchange offer is commenced within 12 months following the date of such shareholder approval.

14. MISCELLANEOUS

14.1 Award Agreements.    Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

14.2 Tax Withholding.    The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, having a Fair Market Value equal to the minimum statutory amount required to be withheld), or by directing the Company to retain Shares (having a Fair Market Value equal to the minimum statutory amount required to be held) otherwise deliverable in connection with the Award. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.3 Right of Discharge Reserved; Claims to Awards.    Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Directors under the Plan.

14.4 Prospective Recipient.    The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

14.5 Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14.6 Substitute Awards.    Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

14.7 Cancellation of Award.    Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, engages in activity that violates any agreement between the Company or any Subsidiary and Participant or upon the occurrence of other specified events, as determined by the Committee in its sole discretion. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Committee may provide in an Award Agreement that if within the time period specified in the agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company. The Committee also may require the application of this Section 14.7 with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under applicable laws.

14.8 Stop Transfer Orders.    All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.9 Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

14.10 Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

14.11 Nature of Payments.    All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

14.12 Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.13 Severability.    The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

14.14 Construction.    As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

14.15 Unfunded Status of the Plan.    The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

14.16 Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Washington, without reference to principles of conflict of laws, and construed accordingly.

14.17 Effective Date; Termination.    This amendment and restatement of the Plan shall be effective on the Restatement Date. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the earlier of the adoption of the amendment and restatement of the Plan or the approval of the Plan by the Company’s shareholders, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

14.18 Foreign Employees.    Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

14.19 Compliance with Section 409A.    This Plan is intended to comply and shall be administered in a manner that is intended to comply with or be exempt from Section 409A and shall be construed and interpreted, including without limitation with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Committee. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

14.20 Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

14.21 Conditions to Issuance of Shares.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be necessary or appropriate. Shares (or if applicable, cash or other property) shall not be issued pursuant to an Award unless, as determined by the Company, the issuance and delivery of the Shares (or if applicable, cash or other property) complies with all such laws, rules, regulations and approvals and will be further subject to the approval of counsel for the Company with respect to such compliance.

DIRECTIONS TO THE REALNETWORKS, INC. 2016 ANNUAL MEETING OF SHAREHOLDERS

The 2016 Annual Meeting of Shareholders will be held on September 19, 2016 at 1:30 p.m. Pacific Time at:

Home Plate Center Building

1501 First Avenue South

Lobby Conference Room

Seattle, Washington 98134

From Bellevue/Redmond (Eastside):

•	Take I-90 West

•	Take the 4th Avenue South Exit

•	Keep left at the fork, follow signs for Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From West Seattle:

•	Head south on California Avenue Southwest toward Southwest Dakota Street

•	Take the 1st left onto SW Dakota St

•	Turn right onto 35th Avenue Southwest

•	Turn left onto West Seattle Bridge

•	Take the 1st Avenue South exit

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your left

From the North (Everett/Lynwood):

•	Follow signs for Interstate 5 South/Tacoma/Portland

•	Keep right at the fork, follow signs for 4th Avenue South

•	Keep left at the fork, follow signs for Edgar Martinez Drive

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From the South (Airport/Tacoma):

•	Head North on International Blvd towards 180th Street

•	Slight right onto the Washington 518 East ramp to Interstate 405/Interstate 5/Renton

•	Merge onto WA-518 East

•	Take the Interstate 5 North exit on the left toward Seattle

•	Merge onto I-5 North

•	Take exit 164B for Edgar Martinez Drive South

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

RealNetworks, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on September 18, 2016.
Vote by Internet
• Go to www.envisionreports.com/RNWK
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Christopher R. Jones	☐	☐	02 - Dawn G. Lepore	☐	☐	03 - Dominique Trempont	☐	☐

	04 - Bruce A. Jaffe	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of amendments to the RealNetworks, Inc. Stock Plans.	☐	☐	☐	3.	Non-binding advisory vote on executive compensation.	☐	☐	☐

4.	Ratification of KPMG LLC as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02EUBC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealNetworks, Inc.

Notice of 2016 Annual Meeting of Shareholders

1501 First Avenue South, Seattle, Washington 98134

Proxy Solicited by Board of Directors for Annual Meeting – September 19, 2016

Robert Glaser and Michael Parham, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RealNetworks, Inc. to be held on September 19, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominated directors, FOR proposal 2, FOR proposal 3, and FOR proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)